UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant § 240.14a-12

FMC TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 2, 2012

11:00 a.m. Central Time

The Four Seasons Hotel

1300 Lamar Street

Houston, Texas 77010

April 2, 2012

Dear Stockholder:

It is my pleasure to invite you to attend the 2012 Annual Meeting of Stockholders of FMC Technologies, Inc. (“FMC Technologies,” the “Company,” “we,” “us” or “our”), which will be held at the time and place noted above (the “Annual Meeting”).

Items of Business

At the Annual Meeting, we will ask our stockholders to:

1.	Elect four Class II directors to serve until our 2015 Annual Meeting of Stockholders: Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler (page 10);

2.	Ratify the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (page 66);

3.	Hold an advisory vote to approve the Company’s 2011 executive compensation program (page 68);

4.	Consider and vote on a proposal to amend our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the annual election of all directors (page 70); and

5.	Transact any other business that may properly come before the meeting.

Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012, FOR THE APPROVAL OF THE COMPANY’S 2011 EXECUTIVE COMPENSATION PROGRAM AND FOR THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

Record Date

You may vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 9, 2012.

Proxy Voting

Your vote is important. To be sure that your vote counts, and to assure a quorum, please submit your vote promptly whether or not you plan to attend the Annual Meeting. You may vote your shares in person at the Annual Meeting, via the Internet, by telephone or by mailing a traditional proxy card. Please refer to the section “How do I vote?” (page 6) for detailed voting instructions. If you choose to vote in person at the Annual Meeting, via the Internet or by telephone, you do not need to mail in a proxy card.

By order of the Board of Directors,

Jeffrey W. Carr

Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 2, 2012

The Notice of Annual Meeting of Stockholders, our Proxy Statement for the Annual Meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2011 are available at www.proxyvote.com.

2012 Proxy Summary

We first mailed this Proxy Statement, including the accompanying proxy card, and our 2011 Annual Report on or about April 2, 2012. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting

• Time and Date	Wednesday, May 2, 2012, at 11:00 a.m. Central Time

• Place	Four Seasons Hotel 1300 Lamar Street Houston, Texas 77010

• Record Date	March 9, 2012

• Voting	Stockholders as of the close of business on the record date, March 9, 2012, are entitled to vote. Each share of FMC Technologies Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

• Admission	An admission card is required to enter FMC Technologies, Inc.’s Annual Meeting. Please refer to the section “How do I vote?—In Person” (page 7) for detailed instructions.

Meeting Agenda

•	To elect four Class II directors to serve until the 2015 Annual Meeting of Stockholders;

•	To ratify the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	To hold an advisory vote to approve the Company’s 2011 executive compensation program;

•	To consider and vote on a proposal to amend the Company’s Certificate of Incorporation to provide for the annual election of all directors; and

•	To transact any other business that may properly come before the meeting.

Voting Matters

	Board Vote Recommendation	Page Reference
Election of Directors	FOR EACH DIRECTOR NOMINEE	10
Ratification of appointment of KPMG as Auditor for 2012	FOR	66
Advisory Vote to Approve 2011 Executive Compensation	FOR	68
Amendment to Certificate of Incorporation	FOR	70

Board Nominees

The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Independent	AC	NGC	CC	Other Public Company Boards
Mike R. Bowlin	69	2001	Retired Chairman, Atlantic Richfield Company	X		X	X	Edwards Lifesciences Corporation
Philip J. Burguieres	68	2007	Chairman and Chief Executive Officer of EMC Holdings, LLC	X		X	C	EMC Holdings, LLC, Newfield Exploration Company
Edward J. Mooney	70	2001	Retired Délégué Général—North America, Suez Lyonnaise des Eaux	X	F, C			Cabot Microelectronics Corporation, FMC Corporation, The Northern Trust Corporation and PolyOne Corporation
James M. Ringler	66	2001	Retired Vice Chairman of Illinois Tool Works, Inc.	X	F		X	Autoliv Inc., Corn Products International, Inc., The Dow Chemical Company, John Bean Technologies Corporation and Teradata Corporation

AC	Audit Committee	F	Financial Expert
C	Chair	NGC	Nominating and Governance Committee
CC	Compensation Committee

Independent Registered Public Accounting Firm

As a matter of sound corporate governance, we are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Set forth below is summary information with respect to KPMG’s fees for services provided in 2011 and 2010.

Type of Fees	2011	2010
	(in millions)
Audit Fees	$4.739	$4.317
Audit-Related Fees	$0.021	$0.073
Tax Fees	$0.172	$0.195
Other Fees	$0.004	$0.004

Total	$4.936	$4.589

Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve on an advisory basis our named executive officer compensation. The Board recommends a “FOR” vote because it believes that our executive compensation program serves the Company and its stockholders and is instrumental in helping the Company achieve its strong objectives. Our compensation policies and practices are effective in achieving the Company’s objectives of (1) attracting, motivating and retaining an exceptionally talented team of executives who deliver superior operational performance and provide leadership for the Company’s success in delivering technological innovation in a dynamic and competitive market and (2) rewarding performance and enhancing stockholder long-term value.

Executive Compensation Elements

Type	Form	Terms

Short-Term Compensation	• Base Pay • Annual Non-Equity Incentive Compensation	• Based upon comparable market data and peer group comparisons • Non-equity incentive compensation based on same performance criteria as all other management employees under the plan

Long-Term Compensation	• Equity Compensation ¡ Time-Based Restricted Stock Unit Awards ¡ Performance-Based Restricted Stock Unit Awards	• Value based on comparable market data • Two-thirds of award has performance criteria based on Company performance relative to our peer group

Retirement	• Pension Plans • Savings Plans	• Retirement plans are the same for non-executive employees

Other Key Compensation Features

•	Change in control agreements

•	General executive severance benefits

•	Clawback of performance-based incentive compensation

•	Significant executive share ownership and retention requirements

•	No employment contracts or tax gross-ups

2011 Compensation Decisions and Compensation Summary

In 2011, the Company’s revenue was $5.1 billion. Net income grew to $399.8 million in 2011, an increase of 6.5% over the prior year. The Company’s full year earnings per share of $1.64 resulted in the tenth consecutive year of earnings growth. The Company’s total stockholder return over the prior 1-year, 3-year and 5-year periods were 17.5%, 338.2% and 257.0%, respectively.

During the year, the Compensation Committee of the Board of Directors reviewed competitive compensation practices among peer companies in the areas of base salaries, annual non-equity incentive awards, annual equity awards, severance programs and perquisites. In February 2011, our executive officers were awarded annual equity awards and an above-target payment was approved for annual non-equity incentive bonuses based on the plan’s stated formula, which is determined, in part, based on prior-year performance. Annual incentive targets for certain named executive officers were increased for 2012 based on a review of pay practices among peer companies by Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee’s independent external consultant.

Set forth below is the 2011 compensation for each named executive officer as determined under Securities and Exchange Commission (“SEC”) rules.

Name and Principal Position in 2011	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peter D. Kinnear	$612,500	$1,499,931	$377,029	$2,286,414	$155,774	$4,931,648
Former Chairman, Former President and Former Chief Executive Officer
John T. Gremp	783,333	3,644,019	752,773	2,434,491	165,176	7,779,792
Chairman, President and Chief Executive Officer
William H. Schumann, III	619,962	1,665,814	361,469	1,684,776	165,008	4,497,029
Executive Vice President and Former Chief Financial Officer
Maryann T. Seaman	378,267	780,842	205,452	532,259	57,291	1,954,111
Senior Vice President and Chief Financial Officer
Robert L. Potter	510,000	1,353,424	343,103	1,528,820	90,074	3,825,421
Executive Vice President
Tore Halvorsen	534,456	1,197,273	335,585	118,764	29,521	2,215,599
Senior Vice President
Jeffrey W. Carr	415,945	728,733	216,375	554,259	65,872	1,981,184
Senior Vice President, General Counsel and Secretary

Amendment to the Company’s Certificate of Incorporation

The Board of Directors is recommending that the Company’s stockholders approve an amendment to the Company’s Certificate of Incorporation to phase out the classification of the Board of Directors and to provide instead for the annual election of directors. If the amendment is adopted, directors elected prior to the 2013 Annual Meeting of Stockholders will complete their three-year terms and, thereafter, such directors or their successors would be elected to one-year terms. Therefore, beginning with the 2015 Annual Meeting of Stockholders, the declassification of the Board would be complete and all directors would be subject to annual election to one-year terms.

2013 Annual Meeting

In general, the deadline for stockholder proposals to be included in the proxy statement and form of proxy for the Company’s 2013 Annual Meeting of Stockholders is December 4, 2012.

About the Annual Meeting of Stockholders

What is the location of the 2012 Annual Meeting?

The Annual Meeting will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on May 2, 2012, at 11:00 a.m. Central Time or at such other time and place to which the Annual Meeting may be adjourned. References in this Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

What is the purpose of the proxy materials?

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by and on behalf of the Board of Directors of FMC Technologies for use at our Annual Meeting. All stockholders who held shares as of the close of business on March 9, 2012 are entitled to attend the Annual Meeting and to vote on the items of business outlined in this Proxy Statement. If you choose not to attend the Annual Meeting, you may vote your shares via the Internet, by telephone or by mailing a traditional proxy card. We first mailed the Notice of Annual Meeting, this Proxy Statement, including the accompanying proxy card, and our 2011 Annual Report on or about April 2, 2012 to each of our stockholders entitled to notice of and to vote at the Annual Meeting. These documents were also made available at the Annual Reports section of our website (www.fmctechnologies.com) under the heading “Investors > Financial Information > Annual Reports” on that date. Stockholders may help us reduce printing and mailing costs by opting to receive future proxy materials by e-mail that will provide electronic links to the materials. Information about how to do this is included in your proxy card accompanying this Proxy Statement.

Who can vote?

You can vote at the Annual Meeting if you were a holder of FMC Technologies Common Stock as of 5:00 p.m. Eastern Time on March 9, 2012, our record date. All stockholders of record are entitled to one vote per share of Common Stock held for each matter submitted for a vote at the Annual Meeting. If you hold your shares in street name, you may instruct your broker, bank, trust or other holder of record regarding voting your shares using the same methods described below under “How do I vote?” As of March 9, 2012, we had 239,074,012 shares of Common Stock outstanding and entitled to vote.

What is the difference between a record holder and a holder of shares in street name?

If your shares of FMC Technologies Common Stock are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons appointed by us or to vote in person at the Annual Meeting.

Many of our stockholders hold their shares in street name through a broker, bank, trust or other holder of record rather than directly in their name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

What am I voting on?

You are voting on:

1.	The election of four Class II directors to serve until the 2015 Annual Meeting of Stockholders: Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler (see page 10);

2.	The ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 (see page 66);

3.	An advisory vote to approve the Company’s 2011 executive compensation program (see page 68);

4.	The consideration of a proposal to amend the Company’s Certificate of Incorporation to provide for the annual election of all directors (see page 70); and

5.	The transaction of any other business that may properly come before the meeting.

How does the Board recommend that I vote my shares?

If you properly submit a proxy without giving specific voting instructions, the individuals named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors as follows:

•	FOR the election of each of the nominees for director to serve until the 2015 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	FOR the approval of the Company’s 2011 executive compensation program; and

•	FOR the amendment to the Company’s Certificate of Incorporation to provide for the annual election of all directors.

If any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any matter in accordance with their best judgment.

How do I vote?

By Internet

You may vote via the Internet by going to www.proxyvote.com, which is available 24 hours a day, and following the instructions on the screen. Have your proxy card available when you access the web page.

By Telephone

You may vote by telephone by calling the toll-free telephone number on your proxy card (1-800-690-6903), which is available 24 hours a day, and following the pre-recorded instructions. Have your proxy card available when you call. If you hold your shares in street name, your broker, bank, trustee or other holder of record may provide additional instructions to you regarding voting your shares by telephone.

By Mail

You may vote by signing, dating and returning the enclosed proxy card by mail. If you do, the individuals named on the card will vote your shares in the way you indicate.

Time for Voting Your Shares By Internet, Telephone or Mail

You may vote via the Internet or by telephone up until 11:59 p.m. Eastern Time on May 1, 2012. If you vote by mail, your proxy card must be received by May 1, 2012. If you vote on the Internet or by telephone, you do not need to return your proxy card.

In Person

The Annual Meeting is open to all holders of FMC Technologies Common Stock. Registration begins at 10:00 a.m. Each holder is permitted to bring one guest who will need to provide valid picture identification. Security measures will be in effect in order to ensure the safety of attendees. Use of cameras, recording devices and other electronic devices is not permitted at the Annual Meeting.

If you are a record holder of shares of FMC Technologies Common Stock and you plan to attend the Annual Meeting, please mark the appropriate box on your proxy card. Stockholders of record also may be represented by another person at the Annual Meeting by executing a legal proxy designating that person. A valid picture identification and proof of stock ownership as of the record date must be presented in order to attend the meeting.

If you hold your shares of FMC Technologies Common Stock in street name and you plan to attend the Annual Meeting, please send written notification to our Investor Relations Department, 1803 Gears Road, Houston, Texas 77067, and enclose evidence of your ownership (such as a letter from the broker, bank, trust or other holder of record confirming your ownership or a bank or brokerage firm account statement).

The names of all those indicating they plan to attend the Annual Meeting will be placed on an admission list held at the registration desk at the entrance to the meeting. You will need an admission ticket or proof of ownership of FMC Technologies Common Stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker, bank, trust or other holder of record or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage firm account statement. All stockholders will be required to present valid picture identification.

IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN FMC TECHNOLOGIES COMMON STOCK, YOU WILL NOT BE ADMITTED INTO THE MEETING.

How do I vote my 401(k) shares?

If you participate in the FMC Technologies, Inc. Savings and Investment Plan and invest in the FMC Technologies, Inc. Stock Fund, you may vote the number of shares equivalent to your interest in the FMC Technologies, Inc. Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge, our proxy distributor.

Can I revoke a proxy after I submit it?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by:

•	sending a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 1803 Gears Road, Houston, Texas 77067, prior to the cut-off for voting;

•	delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	voting again through the Internet or by telephone in accordance with the instructions provided to you for voting your shares; or

•	attending the Annual Meeting and voting in person.

Your new vote must be submitted in accordance with the time frames above.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your broker, bank, trust or other holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of our outstanding shares entitled to vote as of March 9, 2012 are present in person or by proxy at the meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote.

If you do not furnish voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the New York Stock Exchange’s (the “NYSE”) rules, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of independent auditors, without voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions.

The election of directors, the proposal on executive compensation and the proposal to amend our Certificate of Incorporation are not considered “routine” matters, so if you are a beneficial owner, your broker, bank, trust or other holder of record is not permitted to vote your shares on these matters if the broker does not receive voting instructions from you. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

In summary, if you hold your shares in street name, your broker, bank, trust or other holder of record will not have discretionary authority to vote your shares for Items 1, 3 and 4 if you do not provide instructions. As such, we strongly encourage you to exercise your right to vote as a stockholder.

How many votes are needed to approve the proposals?

Election of Directors (Item 1)

With respect to the election of our Class II directors, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting as to one or more director nominees. The Company’s Amended and Restated By-Laws (the “By-Laws”) provide that nominees for director are elected by majority vote, which means that a nominee is elected only if the votes cast FOR his/her election exceed the votes cast AGAINST his/her election. A vote to ABSTAIN is not considered a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. You may not cumulate your votes in the election of our directors. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration.

Ratification of the Appointment of Independent Registered Public Accounting Firm (Item 2)

With respect to the ratification of the appointment of our independent registered public accounting firm, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR ratification in order for it to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this item. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

Advisory Vote to Approve the Company’s Executive Compensation Program (Item 3)

With respect to the advisory vote to approve our executive compensation program, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval in order for it to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this item. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. While this vote is required by law, it will neither be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

Approval of Amendment to the Company’s Certificate of Incorporation (Item 4)

With respect to the approval of the proposal to amend our Certificate of Incorporation to provide for the annual election of all directors, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. At least 80% of the shares of the Company’s outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class, must be voted FOR approval in order for it to pass. Brokers will not have discretion to vote on this proposal. Broker non-votes and ABSTENTIONS will have the effect of a vote AGAINST the approval of this item.

Who counts the votes?

Our Board of Directors has designated individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. No matters were brought to the attention of our Corporate Secretary in accordance with the required procedures listed in our By-Laws and explained in our 2011 Proxy Statement under the section “Proposals for the 2012 Annual Meeting of Stockholders.” If any other matters arise, the named proxies will vote in accordance with their best judgment.

Election of Directors (Item 1 on the Proxy Card)

We have three classes of directors, each class being as nearly equal in size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the Annual Meeting will expire at the 2015 Annual Meeting.

Nominees for Director

The nominees for director this year are Mike R. Bowlin, Philip J. Burguieres, Edward J. Mooney and James M. Ringler. Information about the nominees is contained in the section of this Proxy Statement entitled “Our Board of Directors—Information about Our Nominees” and information about the Board of Directors as a whole is contained in the sections of this Proxy Statement entitled “Our Board of Directors—Information about Our Directors Continuing in Office” and “Information about the Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MIKE R. BOWLIN, PHILIP J. BURGUIERES, EDWARD J. MOONEY AND JAMES M. RINGLER.

Our Board of Directors

Information about Our Nominees

Class II—Term Expiring in 2012

Mike R. Bowlin Principal Occupation: Retired Chairman of the Board of Atlantic Richfield Company, which merged with BP Amoco in 2000 Age: 69 Director Since: 2001 (Independent)

Professional Experience:  Mr. Bowlin served as Chairman of Atlantic Richfield Company (“ARCO”) from 1995 until his retirement in April 2000 and as its Chief Executive Officer from July 1994 until his retirement. From 1992 until his election to Chief Executive Officer of ARCO in 1994, Mr. Bowlin served as Executive Vice President and then as President and Chief Operating Officer of ARCO. Mr. Bowlin served as Senior Vice President and President of ARCO International Oil and Gas Company from 1986 to 1992. Mr. Bowlin joined ARCO in 1969 and became President of ARCO Coal Company in 1985.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Bowlin serves on the Board of Directors of Edwards Lifesciences Corporation, a public company. Mr. Bowlin is a former Chairman of the Board of the American Petroleum Institute and a former director of the University of North Texas Foundation, Inc.

Why this Director is an Asset to Our Board:  Mr. Bowlin brings to our Board his (1) independence, (2) experience as a chief executive officer and senior officer of a major U.S. organization with international operations in the oil and gas industry, (3) experience as a board member of another public company with international operations and (4) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Philip J. Burguieres

Principal Occupation: Chairman and Chief Executive Officer of EMC Holdings,     LLC, an investment management company specializing in the energy industry

Age: 68

Director Since: 2007 (Independent)

Professional Experience:  Mr. Burguieres has been Chairman and Chief Executive Officer of EMC Holdings, LLC since 2000. Mr. Burguieres is Vice Chairman of the Houston Texans, Chairman of The J.M. Burguieres Co., Ltd. and is Chairman Emeritus of Weatherford International. Mr. Burguieres served as Chairman, President and Chief Executive Officer of Weatherford International from 1991 to 1997. From 1981 to 1989, Mr. Burguieres served as Chairman and Chief Executive Officer of Cameron Iron Works, Inc.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Burguieres currently serves as a director of Newfield Exploration Company, a public company, and as Chairman Emeritus of Weatherford International, a public company. He also serves on the following non-public Boards of Directors: EMC Holdings, LLC, the Houston Texans and The J.M. Burguieres Co., Ltd.

Why this Director is an Asset to Our Board:  Mr. Burguieres brings to our Board his (1) independence, (2) experience as a chief executive officer and senior officer of two major U.S. organizations with international operations in the oil and gas industry, (3) experience as a board member of other public companies with international operations in the oil and gas industry and (4) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Edward J. Mooney

Principal Occupation: Retired Délégué Général—North America, Suez Lyonnaise     des Eaux, a global provider of energy, water, waste and communications     services

Age: 70

Director Since: 2001 (Independent)

Professional Experience:  Mr. Mooney served as Délégué Général—North America, Suez Lyonnaise des Eaux from March 2000 until his retirement in March 2001. From 1994 to 2000, Mr. Mooney was Chairman and Chief Executive Officer of Nalco Chemical Company.

Board of Director Memberships:   In addition to serving on the Board of FMC Technologies, Mr. Mooney serves on the Boards of Directors of the following public companies: FMC Corporation, The Northern Trust Corporation, Cabot Microelectronics Corporation and PolyOne Corporation. Mr. Mooney is a former director of Commonwealth Edison Company.

Why this Director is an Asset to Our Board:  Mr. Mooney brings to our Board his (1) independence, (2) financial expertise, (3) experience as a chief executive officer of a major U.S. organization with international operations in the oil and gas industry, (4) experience as a board member of several other public companies with international operations in a variety of industries, (5) thorough understanding of different cultural, political and regulatory requirements through his international experience and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

James M. Ringler

Principal Occupation: Retired Vice Chairman of Illinois Tool Works Inc., an     international manufacturer of highly engineered components and industrial     systems

Age: 66

Director Since: 2001 (Independent)

Professional Experience:  Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies and as Chairman of the Board of Teradata Corporation, Mr. Ringler is also a member of the Boards of Directors of the following public companies: The Dow Chemical Company, Corn Products International, Inc., Autoliv Inc. and John Bean Technologies Corporation.

Why this Director is an Asset to Our Board:  Mr. Ringler brings to our Board his (1) independence, (2) financial expertise, (3) experience as a chief executive officer and senior executive of several major U.S. organizations with international operations in a variety of industries, (4) experience as a board member of several other public companies with international operations in a variety of industries, (5) thorough understanding of different cultural, political and regulatory requirements through his international experience and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Information about Our Directors Continuing in Office

Class III—Term Expiring in 2013

Dr. Thorleif Enger

Principal Occupation: Retired President and Chief Executive Officer of Yara     International, a producer and marketer of mineral fertilizers, industrial gases     and chemicals

Age: 68

Director Since: 2009 (Independent)

Professional Experience:  Dr. Enger served as President and Chief Executive Officer of Yara International from 2004 until his retirement in 2008. He previously served as Executive Vice President of Hydro Agri from 1999 to 2004. Dr. Enger served as Executive Vice President of Oil and Gas for Norsk Hydro from 1996 to 1999 and President of Hydro’s Exploration and Production Division from 1987 to 1996.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Dr. Enger also serves on the Boards of Directors of the following public companies: Hitec-Vision ASA and Agrinos. He also serves as Chairman of the Board on the following private companies: Spring Energy and Green Energy Group AS. Dr. Enger is a former director of Subsea 7 Inc. (formerly Acergy S.A.), E.ON Ruhrgas AG, Marine Harvest ASA and Qafco.

Why this Director is an Asset to Our Board:  Dr. Enger brings to our Board his (1) independence, (2) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry, (3) prior and current experience as a board member of public companies with international operations, (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Claire S. Farley Principal Occupation: Managing Director of KKR & Co. L.P., a global investment firm Age: 53 Director Since: 2009 (Independent)

Professional Experience:  Ms. Farley is a Managing Director in KKR & Co. L.P.’s Energy Group. She began her affiliation with KKR as a co-founder of RPM Energy, LLC in 2010, which partnered with KKR. Prior to founding RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor. She served as Co-President of Jefferies Randall & Dewey from February 2005 to July 2008 when Randall and Dewey became the Oil and Gas Investment Banking Group of Jefferies & Company. Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey from September 2002 until February 2005. She has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation and Trade-Ranger Inc.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Ms. Farley also serves on the Board of Directors of EnCana Corporation, a public company, and Samson Resources, a private company. Ms. Farley is a former Board member of the following public companies: Boise Cascade, Inc. (now known as OfficeMax Incorporated) and Newfield Exploration Company.

Why this Director is an Asset to Our Board:  Ms. Farley brings to our Board her (1) independence, (2) experience as a chief executive officer of several major organizations, (3) extensive oil and gas exploration and production experience, (4) prior and current experience as a board member of public companies with international operations, (5) senior executive experience in financial accounting, financial reporting and corporate finance, and a familiarity with internal financial controls and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Joseph H. Netherland Principal Occupation: Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Age: 65 Director Since: 2001 (Independent as of January 1, 2012)

Professional Experience:  Mr. Netherland served as Chairman of the Board of FMC Technologies from December 2001 until his retirement in October 2008. Mr. Netherland also served as Chief Executive Officer of FMC Technologies from 2001 to March 2007, when he stepped down as an executive officer of the Company. Mr. Netherland was President of FMC Technologies from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Netherland also serves on the Boards of Directors of the following public companies: Newfield Exploration Company, Spectra Energy Corp. and Tidewater Inc., and on the Boards of the following non-public entities: the Petroleum Equipment Suppliers Association and the American Petroleum Institute (honorary director).

Why this Director is an Asset to Our Board:  Mr. Netherland brings to our Board his (1) experience as the Chief Executive Officer of FMC Technologies and resulting extensive knowledge of FMC Technologies’ strategy, markets, competitors, financials, operational issues and regulatory concerns, (2) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to FMC Technologies’ workplace health, safety, environment and social responsibility, (3) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, (4) extensive oil and gas experience, including skills gained as a board member of multinational corporations in the oil and gas industry and (5) prior and current experience as a board member of major U.S. organizations with international operations.

Eleazar de Carvalho Filho

Principal Occupation: Founding Partner of Iposeira Capital Ltda. and STK Capital     Gestora de Recursos Ltda., investment and asset management firms

Age: 54

Director Since: 2010 (Independent)

Professional Experience:  Mr. de Carvalho Filho is a Founding Partner of STK Capital Gestora de Recursos Ltda. since April 2010 and is also a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009. Mr. de Carvalho Filho served as Chief Executive Officer and Managing Partner of Unibanco Investment Bank from April 2008 to March 2009. Mr. de Carvalho Filho has been a Consultant for BHP Billiton Metais S.A. since May 2006 and is a Founding Partner of Iposeira Capital Ltda., established in 2003 as an independent advisory and asset management company.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. de Carvalho Filho also serves on the Board of Directors of Brookfield Renewable Energy Partners L.P., a public company. Mr. de Carvalho Filho is a former Board member of the following companies: Petrobras, BHP Billiton Brazil (non-executive Chairman), Libra Holding S.A., Rossi Residencial S.A. and Santista Téxtil S.A.

Why this Director is an Asset to Our Board:  Mr. Carvalho brings to our Board his (1) independence, (2) experience as a chief executive officer and founding/managing partner of international investment organizations, (3) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence, (4) prior and current experience as a board member of public and private companies with international operations and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Class I—Term Expiring in 2014

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway Inc., an oil and gas exploration company Age: 61 Director Since: 2005 (Independent)

Professional Experience:  Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Corporate Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France and the U.S. Department of Justice.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Ms. Devine serves on the Board of Directors of the following public companies: John Bean Technologies Corporation and Technip. Ms. Devine is also a Board member of the following non-public companies: Washington Middle School for Girls and the Woodstock Theological Center at Georgetown University. She is also a member of the Council on Foreign Relations. Ms. Devine is a former director of Independence Air, Inc., Aquatic Energy, LLC and Det Norske Veritas.

Why this Director is an Asset to Our Board:  Ms. Devine brings to our Board her (1) independence, (2) financial expertise, (3) extensive corporate governance experience as corporate secretary of a major U.S. public company, the vice chairman of a major public Norwegian company and prior and current experience as a member of the boards of both public and private companies, (4) international and U.S. governmental experience in various positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice and as the manager of a major U.S. public company’s international government relations, (5) academic experience as a Fellow at Harvard University’s Belfer Center and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

John T. Gremp Principal Occupation: Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Age: 60 Director Since: 2011

Professional Experience:  Mr. Gremp was appointed Chairman of the Board of FMC Technologies in November 2011. Mr. Gremp serves as President and Chief Executive Officer of FMC Technologies (our “CEO”), a position he has held since March 2011. Mr. Gremp served as President and Chief Operating Officer of FMC Technologies from April 2010 to February 2011. Prior to this, Mr. Gremp served as Executive Vice President—Energy Systems from January 2007 to March 2010 and as Vice President—Energy Production Systems from March 2004 to December 2006.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Gremp serves on the Board of Directors of Joy Global Inc., a public company, and serves as Chairman of the Board of the Petroleum Equipment Suppliers Association, a non-public company. Mr. Gremp also serves on the Board of the American Petroleum Institute, a non-public company. Mr. Gremp is a former director of Schilling Robotics LLC and the Offshore Energy Center.

Why this Director is an Asset to Our Board:  Mr. Gremp brings to our Board his (1) experience as CEO of FMC Technologies, (2) experience as the President of FMC Technologies, as well as his experience in leading each of FMC Technologies’ major business operations, (3) extensive knowledge of FMC Technologies’ strategy, markets, competitors, financials, operational issues and regulatory concerns, (4) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to FMC Technologies’ health, safety, environment and social responsibility, (5) demonstrated ability to continually challenge the Company to sharpen its vision while achieving significant organic growth, (6) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where FMC Technologies has a significant presence and (7) extensive oil service industry experience.

Thomas M. Hamilton

Principal Occupation: Co-owner of Medora Investments, LLC, a private     investment firm, and Retired Chairman, President and Chief Executive Officer     of EEX Corporation, an oil and gas exploration company

Age: 68

Director Since: 2001 (Independent)

Professional Experience:  Mr. Hamilton has been Co-owner of Medora Investments, LLC, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Hamilton also serves on the Boards of Directors of the following public companies: Hercules Offshore, Inc., Methanex Corporation (non-executive Chairman of the Board) and HCC Insurance Holdings, Inc. Mr. Hamilton is a former director of TODCO Inc.

Why this Director is an Asset to Our Board:  Mr. Hamilton brings to our Board his (1) independence, (2) financial expertise, (3) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry, (4) prior and current experience as a board member of public companies with international operations and (5) thorough understanding of different cultural, political and regulatory requirements through his international experience.

Richard A. Pattarozzi Principal Occupation: Retired Vice President of Shell Oil Company Age: 68 Director Since: 2002 (Independent)

Professional Experience:  Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division.

Board of Director Memberships:  In addition to serving on the Board of FMC Technologies, Mr. Pattarozzi serves as non-executive Chairman of the Board of Stone Energy Corporation, a public company, and also serves on the Board of Tidewater Inc., a public company. Mr. Pattarozzi is a former director of the following public companies: Superior Energy Services and Global Industries, Ltd., which merged with Technip in December 2011.

Why this Director is an Asset to Our Board:  Mr. Pattarozzi brings to our Board his (1) independence, (2) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry, (3) prior and current experience as a board member of public companies with international operations and (4) thorough understanding of different cultural, political and regulatory requirements through his extensive oil and gas experience.

Information about the Board of Directors

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles (“Governance Principles”) that the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the NYSE and the regulations of the SEC, as well as best practices recognized by governance authorities, to benchmark the standards under which it operates.

The Board provides accountability, objectivity, perspective, judgment and in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to the stockholders, the fundamental role of the Board of Directors is to ensure (1) continuity of leadership; (2) that a sound strategy for the success of the enterprise is in place, understood and pursued; and (3) that financial and management resources are available and control systems are in place to carry out that strategy. The Board also provides risk oversight and has delegated some of its oversight duties to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as discussed in “Board Oversight of Risk Management” below. The Governance Principles adopted by the Board of Directors may be viewed at the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and is also available in print to any stockholder upon request submitted to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

Board Oversight of Risk Management

Our Board believes that one of its most important roles is the oversight of the management of risk within the Company, which the Board accomplishes through our enterprise risk management (“ERM”) program. On at least an annual basis, management presents to the Board the risk areas that it believes to be the most significant to the Company and the plan for the assessment, monitoring and management of those risks. The Board has ultimate responsibility for overall risk management oversight; however, it has designated each of the three Board committees with oversight of risk within their own areas of responsibility. Oversight of areas such as strategy and operational risk are the responsibility of the whole Board.

For example, the Audit Committee discusses with management on a regular basis our major areas with potential risk exposures, including financial reporting, liquidity, contract management, legal and regulatory compliance, taxes and foreign exchange. The Audit Committee reviews the potential financial impacts of these risks, the steps we take to ensure that appropriate processes are in place to identify, manage and control financial and business risks and that we have adequate insurance coverage to mitigate these risks. In cases where a practice or procedure is identified or an operational incident occurs that could heighten the possibility of a negative impact on our operations or financial results, our management reports to the Board the steps to be taken to ensure that the risk is appropriately managed.

The Nominating and Governance Committee reviews risks related to the Board’s legal and regulatory corporate governance compliance requirements and also plays a key role in discussing with management its crisis management preparedness. The Nominating and Governance Committee adopts and maintains emergency procedures for management succession in the event of the unexpected disability or exit from the Company of the CEO or other senior executive officers.

With respect to risks related to compensation matters, the Compensation Committee considers whether our compensation programs for executives and employees generally encourage unnecessary risk taking and has concluded that they do not. The Compensation Committee believes that our annual cash and long-term equity incentives provide an appropriate mix of incentives to ensure performance is focused on long-term stockholder value.

Meetings

During 2011, the Board of Directors held five regular meetings. All incumbent directors attended at least 75% of all meetings of the Board and all meetings of the Board committees on which they served. The Board of Directors has scheduled a meeting in the morning prior to the Annual Meeting, and the Board encourages its members to attend the Annual Meeting. All members of the Board of Directors attended the 2011 Annual Meeting.

Committees of the Board of Directors

During 2011, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be viewed at the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and is also available in print to stockholders upon request submitted to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

The table below provides 2011 meeting and membership information for each of the committees of the Board of Directors:

2011 Meetings and Membership	Audit		Compensation		Nominating and Governance

Number of Meetings	7	(1)	4		2
Mike R. Bowlin			X	(2)	X
Philip J. Burguieres			X		X
Eleazar de Carvalho Filho	X				X
C. Maury Devine	X				X
Thorleif Enger			X		X
Claire S. Farley	X
Thomas M. Hamilton	X		X
Edward J. Mooney	X	(2)
Richard A. Pattarozzi			X		X	(2)
James M. Ringler	X		X

(1)	One meeting included a training session for Audit Committee members that concentrated on the Company’s intercompany transfer pricing policy.
(2)	Indicates committee chairman for the year ended December 31, 2011.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent registered public accounting firm and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent registered public accounting firm. The Audit Committee charter also gives this committee authority to fulfill its obligations under SEC and NYSE requirements, which include:

•	oversight responsibilities relating to the Company’s accounting, auditing and financial reporting practices;

•	responsibilities associated with our external and internal audit staffing and planning;

•	accounting and financial reporting issues associated with our financial statements and filings with the SEC;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent registered public accounting firm and our Director of Internal Audit after Audit Committee meetings (four such sessions were held in 2011). The Audit Committee also plays a key role in assisting the Board in overseeing our ERM program by discussing with management our major areas with potential risk exposures.

The Board of Directors has determined that all of the members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC criteria for an “audit committee financial expert.”

In general, our Board oversees the Company’s risk management. The Audit Committee also plays a key role in discussing with management the potential risk exposures to the Company in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” above.

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	evaluating the performance of and approving all elements of compensation for the CEO;

•	reviewing and approving compensation policies and practices for other executive officers, including all elements of their annual compensation;

•	reviewing the Company’s executive compensation proposals to stockholders, including advisory votes on executive compensation and the frequency of such votes;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short-term and long-term incentive and equity grants;

•	reviewing and approving any agreements between the Company and its executive officers;

•	reviewing and approving the compensation for the Company’s directors;

•	ensuring that a succession plan for the CEO and any other key executive positions is in place;

•

reviewing the Company’s overall compensation philosophy to ensure that the policy appropriately links management interests with those of stockholders, rewards executives for their contributions and provides appropriate retention incentives;

•	reviewing and approving organizational changes and restructurings that have a significant impact on the Company or its business;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•

reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and recommending, if appropriate, to the Board of Directors, its inclusion in our annual report or proxy statement.

The Compensation Committee annually reviews all elements of executive pay, peer group practices and performance both internally and relative to peers as part of its process to help ensure that our total compensation program is consistent with our compensation philosophies. In discharging its duties and responsibilities, the Compensation Committee has the sole authority to retain, manage and terminate outside consultants. For instance, in determining compensation levels for executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian, an independent consultant retained by the Compensation Committee.

The Compensation Committee’s engagement agreement with Meridian for 2011 provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

A group of peer companies, recommended by our management and approved by the Compensation Committee, is used as part of the external benchmarking process. The list is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy. In approving the companies to be included in the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Meridian collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Meridian are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation.

Based on the survey market data provided by Meridian, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term cash (base pay and non-equity incentive bonus) and long-term compensation (equity awards), including the allocation between performance-based and time-based equity to approximate the market allocation identified in Meridian’s survey results. While this is a significant input into the process the Committee uses to determine executive compensation, the Committee considers other factors such as the individual’s performance and tenure in positions.

The Board has delegated the authority to the Compensation Committee to decide whether or not to accept, reject or modify our management’s proposals for annual compensation awards to our executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-employee directors. Our CEO is the only executive officer whose compensation is disclosed in the Summary Compensation Table in this Proxy Statement who also participates each year in the compensation decisions for other named executive officers. Our CEO does not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Our Vice President of Administration, working with Meridian, provided recommendations for each executive’s base pay, annual non-equity incentive bonus and annual equity award for the Compensation Committee’s review. Our Chief Financial Officer also provided the Compensation Committee with information related to the Company’s financial performance against our objectives and our peer companies’ financial performance. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for performance-based restricted stock units.

In general, our Board oversees the Company’s risk management. The Compensation Committee also plays a key role in discussing with management the potential risk exposures to the Company in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” above.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter include:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•

making recommendations to the Board of Directors concerning the structure and membership of other Board committees and making annual recommendations for a member to serve as the lead independent director;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance and compliance;

•	adopting and maintaining emergency procedures for management succession in the event of the unexpected disability of the CEO;

•	reviewing on an annual basis the Company’s Code of Business Conduct and Ethics;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	annually assessing the performance of the Board of Directors and its committees, and reporting its assessment to the Board of Directors.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary. A letter recommending a director candidate must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2013 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2013 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and diversity that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. Although the Committee has not established specific, minimum qualifications for director nominees, our Governance Principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Director nominees are selected so that the Board represents a diversity of experience, backgrounds and qualifications that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee assesses annually the effectiveness of the Company’s diversity policy in connection with the selection of nominees for election or re-election to the Board. In addition, the Board of Directors participates annually in a self-assessment or evaluation of the effectiveness of the Board. These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the Board members.

Our Governance Principles also require that a majority of our non-employee directors should be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies. In addition, the Governance Principles provide that our non-employee directors should also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current director nominees are standing members of the Board and have been proposed by the entire Board for re-election.

In general, our Board oversees the Company’s risk management. The Nominating and Governance Committee also plays a key role in discussing with management the potential risk exposures to the Company in the areas of its responsibility discussed in more detail under “Board Oversight of Risk Management” above.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its

February 24, 2012 meeting. Based on the report and recommendation of the Nominating and Governance Committee, 11 of our 12 directors (including the four nominees presently standing for election) are non-employee directors. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the 11 non-employee directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•

Philip J. Burguieres is a member of the Board of Directors and compensation committee of Newfield Exploration Company, a customer of FMC Technologies. Mr. Burguieres is also Chairman Emeritus of Weatherford International Ltd., a customer and vendor of FMC Technologies.

•

C. Maury Devine is a member of the Board of Directors and audit committee of John Bean Technologies Corporation (“JBT”). FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008. Ms. Devine is also a member of the Board of Directors of Technip, a customer and vendor of FMC Technologies. Ms. Devine also serves on Technip’s audit and compensation committees.

•	Thorleif Enger is a member of the Board of Directors of Hitec-Vision ASA, a vendor of FMC Technologies.

•	Claire S. Farley is a member of the Board of Directors of EnCana Corporation, a customer of FMC Technologies.

•	Thomas M. Hamilton is the non-executive Chairman of the Board of Directors of Methanex Corporation, a customer and vendor of FMC Technologies.

•

Edward J. Mooney is a member of the Board of Directors of FMC Corporation, our former parent company. Mr. Mooney also serves on that Board’s audit committee and is the chairman of its compensation committee. FMC Technologies and FMC Corporation are parties to a separation and distribution agreement and a joint litigation defense agreement that relate to the separation of the companies’ businesses that occurred in 2001. Mr. Mooney is also a member of the Board of Directors of The Northern Trust Corporation and is chairman of that Board’s audit committee. The Northern Trust Corporation serves as trustee for the Company’s Pension Plan and provides administrative services related to the plan. Northern Trust is also a member of the syndicate of lenders providing financing to us.

•	Joseph H. Netherland is a member of the Board of Directors of Newfield Exploration Company, which is a customer of FMC Technologies.

•	Richard A. Pattarozzi is the non-executive Chairman of the Board of Directors of Stone Energy Corporation, a customer of FMC Technologies.

•

James M. Ringler is a member of the Board of Directors and audit committee of The Dow Chemical Company, a vendor of FMC Technologies. Mr. Ringler also serves as a member the Board of Directors and compensation committee of JBT. FMC Technologies and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008.

Although the Board has not adopted categorical standards of materiality, none of these relationships was deemed to be material or as impacting the independence of our non-employee directors. Each of our directors completes an annual questionnaire, which is modeled after Section 303A.02 of the NYSE listed company manual, requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) that could impair the independence of such director.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that Mike R. Bowlin, Philip J. Burguieres, C. Maury Devine, Eleazar de Carvalho Filho, Thorleif Enger, Claire S. Farley, Thomas M. Hamilton, Edward J. Mooney, Joseph H. Netherland, Richard A. Pattarozzi and James M. Ringler each satisfies the independence criteria set forth in the corporate governance listing standards of the NYSE. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the SEC and the NYSE corporate governance listing standards.

Leadership Structure of the Board and Executive Sessions of Independent Directors

Our Board of Directors has determined that a leadership structure consisting of a combined principal executive officer and Chairman of our Board, together with a strong lead independent director who chairs the non-management sessions of the Board is the most appropriate structure for the Company. Our Board believes that combining the principal executive officer and Chairman positions is currently the most effective leadership structure for our Company given Mr. Gremp’s in-depth knowledge of our Company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with, and knowledge of, the industry. As CEO, Mr. Gremp bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and stockholder interests are brought to the attention of our Board. By combining the positions of Chairman and principal executive officer, the Board gains valuable perspective that combines the operating experience of a member of management with the oversight focus of a member of the Board; and by maintaining a lead independent director, as discussed below, the Board can provide strong independent risk oversight. In addition, our Board believes that this structure facilitates communications between the Board, its committees and management, creates the most efficient and productive relationship between the Board’s strategic role and management’s control of daily operations, utilizes Mr. Gremp’s knowledge of the Company’s business and the industry to the Company’s benefit and provides an effective balance for the management of our Company in the best interests of our stockholders.

The Chairman is responsible for setting the agenda for the Board meetings and for presiding at such meetings. Additionally, the Board of Directors annually appoints one independent member to act as its lead independent director. Mr. Bowlin has been selected by the Board of Directors to continue to serve as the lead independent director for executive sessions during 2012.

The lead independent director is authorized to call meetings of the non-employee directors, and he is responsible for the following:

•	setting the agenda for executive sessions of non-employee directors after regularly scheduled Board of Directors meetings and for presiding at such sessions;

•	acting as principal liaison between the non-employee directors and the Chairman;

•

advising the Chairman as to the quality, quantity and timeliness of the flow of information from management necessary for the non-employee directors to effectively and responsibly perform their duties;

•	providing feedback from executive sessions of the non-employee directors to the Chairman and other senior management; and

•	advising the Chairman on potential agenda items for Board meetings.

Communications with Directors

To provide the Company’s stockholders and other interested parties with a direct and open line of communication to the Company’s Board of Directors, a process has been established for communications with any member of the Board of Directors, including the Company’s lead independent director, the Chair of any of the Company’s committees or with the non-employee directors of the Company as a group, by sending such written communication to c/o Lead Independent Director, FMC Technologies, Inc., 1803 Gears Road, Houston, Texas 77067, or an email to our lead independent director at lead.director@fmcti.com. The lead independent director will review any such communication with the parties to whom the communication is addressed at the next regularly scheduled Board meeting unless, in his judgment, earlier communication is warranted.

Director Compensation

Our compensation plan for non-employee members of our Board of Directors is included in the FMC Technologies, Inc. Amended and Restated Incentive Compensation and Stock Plan (the “Incentive Compensation and Stock Plan”). The Incentive Compensation and Stock Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a recommendation from our Compensation Committee.

The following table shows all compensation awarded or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2011. Peter D. Kinnear, our retired Chairman, President and CEO, and John T. Gremp, our current Chairman, President and CEO, are not included in the table as they were employees of the Company during 2011 and did not receive any additional compensation for their services as a director. The compensation paid to Mr. Kinnear and Mr. Gremp is shown in the Summary Compensation Table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mike R. Bowlin	$109,000	$199,989	$720	$309,709
Philip J. Burguieres	72,000	199,989	10,000	281,989
Eleazar de Carvalho Filho	80,000	199,989	7,988	287,977
C. Maury Devine	80,000	199,989	10,000	289,989
Thorleif Enger	70,000	199,989	–	269,989
Claire S. Farley	74,000	199,989	–	273,989
Thomas M. Hamilton	82,000	199,989	10,500	292,489
Edward J. Mooney	94,000	199,989	1,271	295,260
Joseph H. Netherland	60,000	199,989	10,000	269,989
Richard A. Pattarozzi	84,000	199,989	10,623	294,612
James M. Ringler	80,000	199,989	5,500	285,489

(1)	Includes the amount of the director’s annual retainer, fees paid for attendance at committee meetings and additional fees paid to the chairman of each Board committee and to the lead independent director.
(2)	Restricted stock unit grants were made on May 2, 2011, valued at $46.52 per share, the closing price of our Common Stock on May 2, 2011, reflecting an aggregate grant date fair value, which was computed in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, for all of our non-employee directors of $2,199,884. The number of the aggregate outstanding restricted stock units held by each of our non-employee directors on December 31, 2011 was: Mr. Bowlin 136,156.812; Mr. Burguieres 82,652.888; Mr. de Carvalho Filho 10,537; Ms. Devine 56,861.780; Dr. Enger 26,037; Ms. Farley 26,037; Mr. Hamilton 153,101.700; Mr. Mooney 119,880.556; Mr. Netherland 141,358.254; Mr. Pattarozzi 99,915.676; and Mr. Ringler 136,156.812. Dividends will not be paid on any of the restricted stock units unless we pay dividends on our Common Stock.
(3)

Amounts in this column reflect reimbursed costs for travel for out-of-town spouses to our October 2011 Board of Directors meeting in Houston and charitable contributions made by the Company in the name of directors pursuant to the Company’s matching charitable contribution program available to all employees and directors. The numbers shown reflect the matching charitable contribution amounts that were paid during the 2011 plan year. A portion of the amounts shown reflect matching contributions attributable to director contributions made in the prior fiscal year. For additional information regarding charitable contributions, see “Other Benefits” below.

Director Fees and Annual Grant of Restricted Stock Units

For 2011, each non-employee director received an annual retainer of $60,000, paid in cash. Our non-employee directors also received an annual non-retainer equity grant of restricted stock units. For 2011, we awarded each of our non-employee directors restricted stock units on May 2, 2011, with a value of $200,000, which is included in the amount contained in the “Stock Awards” column of the Director Compensation Table. These awards will not vest until May 2, 2012, the date of the Annual Meeting. Beginning in 2012, the non-employee directors will receive restricted stock units with a value of $250,000. The increase in the grant value is based upon a compensation review with Meridian.

The “Fees Earned or Paid in Cash” column in the Director Compensation Table also includes cash remuneration in the amount of $2,000 for each Board of Directors committee meeting attended, including telephonic meetings. Our lead independent director received an additional fee of $20,000, the chair of the Nominating and Governance Committee received an additional fee of $10,000, the chair of the Compensation Committee received an additional fee of $15,000 and the chair of the Audit Committee received an additional fee of $20,000 during 2011, which are also included in the “Fees Earned or Paid in Cash” column.

Stock Ownership Requirements

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer. The receipt of the annual non-retainer restricted stock unit grant is deferred until after the non-employee director’s separation from service from our Board. These restricted stock units granted to a director are settled in Common Stock upon the director’s separation from service from our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of FMC Technologies. Awards granted to non-employee directors will vest on the date of the Company’s annual stockholders’ meeting following the grant date unless otherwise determined by the Board. Beginning with awards granted in 2012, non-employee directors will have the opportunity to elect the year in which they will take receipt of the equity grants from either (a) a period of 1 to 15 years from the grant date or (b) upon their separation from Board service. The elections are made prior to the beginning of the grant year and are irrevocable after December 31st of the year prior to grant. In addition, beginning in 2012, our non-employee directors can elect to defer some or all of their cash retainer payments and receive the deferred value in equity grants that have the same election options as the non-retainer equity grant.

Other Benefits

Each non-employee director receives reimbursement for reasonable incidental expenses incurred in connection with the attendance of Board and committee meetings. In addition, directors are eligible to participate in the Company’s matching charitable contribution program on the same terms as employees. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to an aggregate of $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time. Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2011, the members of the Compensation Committee of the Board were Messrs. Bowlin, Burguieres, Enger, Hamilton, Pattarozzi and Ringler, none of whom has ever been an officer or employee of FMC Technologies or any of its subsidiaries. None of the executive officers of FMC Technologies has ever served on the Board of Directors or the compensation committee of any other entity that has had any executive officer serving as a member of FMC Technologies’ Board of Directors or Compensation Committee.

Transactions with Related Persons

During 2011, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2011:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	any beneficial owner (other than a financial or investment institution) of more than 5% of our Common Stock; or

(e)	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship. For purposes of this policy, an immediate family member includes an employee’s or director’s spouse, parents, children, siblings, parents-in-law, children-in-law, siblings-in-law and anyone who shares an FMC Technologies employee’s or director’s home.

Our Code of Business Conduct and Ethics requires disclosure of personal activities or interests of any one of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship, that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director. Such activities must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports regarding a “related person” made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential “related person” conflict of interest may be permitted if the Board of Directors or a committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a committee of the Board during 2011.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly.

Our Code of Business Conduct and Ethics may be reviewed on the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance.” A waiver may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the SEC and the NYSE.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the NYSE.

Security Ownership of FMC Technologies Management and Holders of More Than 5% of Outstanding Shares of Common Stock

The following table shows, as of February 29, 2012, the number of shares of Common Stock beneficially owned by each of our directors, each of our named executive officers whose compensation is reported in the Summary Compensation Table and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than 1% of our Common Stock, as designated in the “Percent of Class” column, in the table below.

	Beneficial Ownership on February 29, 2012
Name	Common Stock of FMC Technologies	Percent of Class(1)
Mike R. Bowlin(2)	131,858	*
Philip J. Burguieres(2)	78,354	*
Jeffrey W. Carr(3)	75,677	*
Eleazar de Carvalho Filho(2)	6,238	*
C. Maury Devine(2)	52,563	*
Thorleif Enger(2)	21,738	*
Claire S. Farley(2)	21,738	*
John T. Gremp(3)	166,770	*
Tore Halvorsen(3)	226,861	*
Thomas M. Hamilton(2)	148,803	*
Peter D. Kinnear(3)	5,529	*
Edward J. Mooney(2)	115,582	*
Joseph H. Netherland(2)	137,059	*
Richard A. Pattarozzi(2)	95,617	*
Robert L. Potter(3)	152,835	*
James M. Ringler(2)	131,858	*
William H. Schumann, III(3)	222,796	*
Maryann T. Seaman(3)	119,779	*
All directors and executive officers as a group (23 persons)(2)(3)	2,151,053	*

*	Less than 1%
(1)	Percentages are calculated on 239,073,609 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 29, 2012.
(2)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-employee directors under the Incentive Compensation and Stock Plan (see “Information about the Board of Directors—Director Compensation”). As of February 29, 2012, the number of restricted stock units credited to non-employee directors under the Incentive Compensation and Stock Plan were as follows: Mr. Bowlin 131,858; Mr. Burguieres 34,354; Mr. de Carvalho Filho 6,238; Ms. Devine 52,563; Dr. Enger 21,738; Ms. Farley 21,738; Mr. Hamilton 136,803; Mr. Mooney 115,582; Mr. Netherland 23,076; Mr. Pattarozzi 95,617; and Mr. Ringler 131,858. These directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.
(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan (the “Qualified Savings Plan”) for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan (the “Non-Qualified Savings Plan”) for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 29, 2012 and restricted stock units that will vest within 60 days of February 29, 2012. The shares included in item (iii), in the aggregate, amount to 0 shares for Mr. Kinnear; 0 shares for Mr. Gremp; 0 shares for Mr. Schumann; 0 shares for Ms. Seaman; 0 shares for Mr. Potter; 62,084 shares for Mr. Halvorsen; 0 shares for Mr. Carr; and 843,509 shares for all directors and executive officers as a group.

The table below lists the persons known by us to beneficially own, pursuant to Rule 13d-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), more than 5% of FMC Technologies Common Stock as of February 29, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	27,012,590 shares	(2)	11.30%

Capital World Investors 333 South Hope Street Los Angeles, California 90071	23,640,000 shares	(3)	9.89%

The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,077,559 shares	(4)	5.47%

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	12,699,031 shares	(5)	5.31%

Winslow Capital Management, Inc. 4720 IDS Tower 80 South Eighth Street Minneapolis, Minnesota 55402	12,275,699 shares	(6)	5.13%

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 239,073,609 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 29, 2012.
(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2012. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with the power to direct investments and/or sole power to vote the securities. The Schedule 13G/A reports that Price Associates has sole voting power with respect to 7,475,433 shares and sole dispositive power with respect to 27,012,590 shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities is vested in the individual and institutional clients, which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. With respect to securities owned by any one of the T. Rowe Price Funds, only State Street Bank and Trust Company, as custodian for each of such Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such Fund participate proportionately in any dividends and distributions so paid.
(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2012. The Schedule 13G/A reports that Capital World Investors has sole voting power with respect to 23,640,000 shares and sole dispositive power with respect to 23,640,000 shares. Capital World Investors, a division of Capital Research and Management Company (“CRMC”), is deemed to be the beneficial owner of FMC Technologies securities as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.
(4)	Based on a Schedule 13G/A filed with the SEC on February 10, 2012. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 335,939 shares, sole dispositive power with respect to 12,741,620 shares and shared power to dispose of 335,939 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 335,939 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.
(5)	Based on a Schedule 13G/A filed with the SEC on February 21, 2012. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power and sole dispositive power with respect to 12,699,031 shares.
(6)	Based on a Schedule 13G filed with the SEC on February 8, 2012. The Schedule 13G reports that Winslow Capital Management has sole voting power with respect to 10,691,469 shares and sole dispositive power with respect to 12,275,699 shares. Securities reported in the Schedule 13G are beneficially owned by clients, which may include investment companies registered under the Investment Company Act of 1940 and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients.

Executive Compensation

Compensation Discussion and Analysis

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Named Executive Officer	Position(s) Held in 2011

Peter D. Kinnear	Chairman and Chief Executive Officer from January 1, 2011 to February 28, 2011 Chairman from March 1, 2011 until he retired October 31, 2011
John T. Gremp

President from April 1, 2010 to February 28, 2011

President and Chief Executive Officer from March 1, 2011 to October 31, 2011

Chairman, President and Chief Executive Officer from November 1, 2011 to present

William H. Schumann, III	Executive Vice President and Chief Financial Officer from January 1, 2011 to November 30, 2011 Executive Vice President from December 1, 2011 to present
Maryann T. Seaman	Vice President, Deputy Chief Financial Officer and Treasurer from January 1, 2011 to November 30, 2011 Senior Vice President and Chief Financial Officer from December 1, 2011 to present
Robert L. Potter	Executive Vice President
Tore Halvorsen	Senior Vice President
Jeffrey W. Carr	Senior Vice President, General Counsel and Secretary

Executive Summary

The Company’s goal for its executive compensation program is to attract, motivate and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for the Company’s success in delivering technological innovation in a dynamic and competitive market. The Company seeks to accomplish this goal in a way that both rewards performance and enhances stockholder long-term value. The Compensation Committee oversees our executive compensation program and determines the compensation for the Company’s executive officers. The Company believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in 2011.

In 2011, the Company’s revenue was $5.1 billion. Net income grew to $399.8 million in 2011, an increase of 6.5% over the prior year. The Company’s full year earnings per share of $1.64 resulted in the tenth consecutive year of earnings growth. The Company’s total stockholder return over the prior 1-year, 3-year and 5-year periods were 17.5%, 338.2% and 257.0%, respectively.

Compensation for the named executive officers consists of three elements designed to reward performance in a straightforward manner: long-term equity awards, annual non-equity incentive awards and base salaries. Long-term equity awards consist of performance-based and time-based restricted stock unit awards. These awards provide incentives for our executives to both remain employed by the Company as well as to create and maintain value for stockholders since the value of such awards depends on the executive’s continued employment and the value of the Company’s stock on the vesting date. The annual non-equity incentive program provides incentives for executives to help achieve the Company’s annual financial and operational goals. These components of the program are directly linked to the principle that executive compensation should be based on performance.

The Company’s executive compensation program is also intended to promote and retain stability within the executive team. Our named executive officers have been employees of the Company for an average of 31 years. Because the Company’s executive officers operate as a team, the Compensation Committee’s decisions on executive compensation in 2011 were also driven by considerations of internal pay equity as to the named executive officers.

In general, awards to our named executive officers have consisted of the same three elements since 2001. As a result, the compensation elements reported for each named executive officer in the Summary Compensation Table below will be comparatively similar each year. The actual compensation paid each year may vary based on individual and Company performance. In light of this fact, the Company believes the compensation of the named executive officers in the Summary Compensation Table should be viewed on a triennial basis in order to assess the relative mixture of each officer’s equity and cash compensation.

We believe our executive compensation program is simple in design and serves the Company and its stockholders well. None of the named executive officers has any type of individual employment agreement with the Company nor does the Company provide excessive perquisites or change in control benefits to these officers. In 2011, the Company eliminated all tax gross-ups under its existing change of control agreements.

Consideration of Stockholder Advisory Vote to Approve Executive Compensation

The stockholder advisory vote to approve our executive compensation program at our 2011 Annual Meeting of Stockholders was approved by our stockholders. Due to the 98.9% vote in favor of our executive compensation program at our 2011 Annual Meeting of Stockholders, we believe that our stockholders view our executive compensation program as robust and effective in achieving our objectives. Thus, after considering the outcome of the votes, we decided to continue our current compensation philosophy and programs, while continuously monitoring developments in executive compensation, especially among our peer companies. We have not made any specific changes to our executive compensation program as a result of our stockholder advisory vote last year.

In addition, at our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, holding future advisory votes on our executive compensation program on an annual basis. In consideration of the stockholder vote on the frequency of future advisory votes, our Board of Directors has determined to hold the stockholder advisory vote to approve executive compensation on an annual basis until the next required advisory vote on the frequency of future advisory votes on executive compensation or until the Board of Directors determines otherwise. We are required to hold advisory votes on the frequency of future advisory votes on executive compensation every six years.

General Principles

FMC Technologies has a peer-based executive compensation program that includes variable performance elements. Our executive management compensation program is designed (a) to motivate our officers and other key employees to achieve short-term and long-term corporate goals that should enhance stockholder value and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of our revenue, earnings and stockholder returns.

Our compensation philosophy links an executive’s total earnings opportunity with our short-term and long-term goals and objectives through the achievement of financial targets established and measured objectively by the Compensation Committee of our Board of Directors, and to a lesser extent, the executive’s performance against specific individual objectives.

Our ability to develop and retain successful executive managers for long periods of employment has provided us with stability and prolific industry experience. Low turnover at the executive management level provides continuity and minimizes the disruption that management change can cause. We believe this continuity has contributed to our successful growth and helped us avoid costs associated with recruiting experienced management talent outside of our Company.

The core principles underlying our executive compensation philosophy are as follows:

•

Executive compensation is structured to be competitive and to provide appropriate retention incentives in order to attract, motivate and retain qualified managerial talent over the long term. The potential compensation for executives is targeted at median levels paid at comparable peer companies who would likely compete for our executive talent.

•

Executives are compensated for their contributions to the Company’s results. A significant portion of our executive non-equity compensation is performance-based and considered short-term since it is based on annual performance. A portion of an executive’s compensation is directly linked to his or her achievement of specific corporate and individual results that we believe create both short-term and long-term stockholder value.

•

Equity compensation provides motivation to attain long-term objectives and to increase stockholder value. Equity compensation represents a significant portion of executive total compensation. We believe at-risk equity compensation such as time-based and performance-based restricted stock unit grants, together with stock ownership and retention guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value.

Long-Tenured Management Team and Internal Development

Our named executive officers are individuals who have devoted most of their professional careers to FMC Technologies and our predecessor. With their long tenure, our executive management team has a long-term personal and financial interest in our success. We are strong advocates of promoting from within and developing our own talent. Internal talent development and promotion from within our Company is a central element of our philosophy.

We believe that a critical element of our business success is our ability to develop and retain executive management talent. Our executive officers do not have individual employment contracts and serve at the discretion of the Board of Directors.

Establishing Competitive Pay Levels

The Compensation Committee annually reviews all elements of compensation for our officers, including base pay, non-equity incentive compensation and long-term equity incentives. These elements are reviewed relative to the practices of our peer group and our own financial performance to ensure our total compensation program is consistent with our compensation philosophies and that overall compensation is within appropriate parameters.

The Compensation Committee approves every compensation action for executive officers, including grants of equity awards. In determining compensation levels for our executive officers, the Compensation Committee reviews compensation survey data supplied by Meridian, the independent consultant retained by the Compensation Committee at the time of the survey in 2011. The companies in the Meridian survey were selected by our management and approved by the Compensation Committee for peer group comparison. The list of peer group companies is reviewed on an annual basis by the Compensation Committee to ensure continuing relevancy.

The Compensation Committee also reviews the specific corporate goals and objectives relevant to the compensation of our CEO and evaluates the CEO’s performance in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2011, the Committee determined and approved the CEO’s total compensation level, including salary range, base pay, non-equity incentive compensation and long-term incentive awards.

For 2011, our peer group includes the 25 industrial companies listed below (the “Benchmark Peer Group”). Nine of the 25 companies in our peer group are oilfield service and equipment companies that would likely compete with us for executive talent (the “Industry Peer Group”). The Industry Peer Group companies also are likely to compete with us for customers, suppliers, and ultimately, investors. For these reasons, we use the Industry Peer Group as the relevant comparison point for measuring our own financial performance for purposes of our performance-based restricted stock unit awards, as discussed below. We also use the Industry Peer Group for comparison purposes when determining the compensation of our named executive officers. We use the Benchmark Peer Group companies to benchmark the compensation of other senior management positions.

In considering companies to be included in the Benchmark Peer Group, the Compensation Committee reviewed revenues and market capitalization of each company, as well as available data, to determine whether it would be appropriate to include the company in the group. The Industry Peer Group companies are marked with an asterisk (*).

Baker Hughes Incorporated*	Lennox International Inc.
BorgWarner Inc.	McDermott International, Inc.*
Cameron International Corporation*	National Oilwell Varco, Inc.*
Chicago Bridge & Iron Company N.V.	Noble Corporation*
Cooper Industries PLC	Oceaneering International, Inc.*
Cummins Inc.	Stanley Black & Decker, Inc.
Dover Corporation	Tidewater Inc.*
Eaton Corporation	The Timkin Company
Federal-Mogul Corporation	URS Corporation
Flowserve Corporation	Weatherford International Ltd.*
Foster Wheeler AG	The Williams Companies, Inc.
Halliburton Company*	Worthington Industries, Inc.
Ingersoll-Rand Co. PLC

For 2012 compensation comparisons, Federal-Mogul Corporation will be removed from the Benchmark Peer Group because it will no longer be a good match. In addition, Oil States International, Inc. will be added as an Industry Peer Group company.

Although the companies included in the survey may vary in revenue size and market capitalization, the survey utilizes regression analysis to develop size-adjusted market values for each element of compensation. Additionally, for equity-based compensation, Meridian uses Black-Scholes based option models to value stock options and other economic pricing models for other equity-based compensation. Using the survey market data provided by Meridian, the Compensation Committee reviewed the appropriateness of each executive officer’s base pay, annual non-equity incentive bonus and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term compensation (equity awards) to approximate the market allocation identified in the survey results.

For 2011, Meridian’s compensation survey indicated that, among the surveyed companies, 18% of target total compensation for named executive officers was base pay, 15% was target annual non-equity incentive compensation and 67% was allocated to long-term incentives among the surveyed companies. This compares to the Company’s target compensation mix as shown in the chart below. The target compensation mix for the Company’s senior executives differed from the surveyed companies due to such executives’ comparatively low long-term incentive values for the surveyed period.

The actual compensation of our named executive officers (on an aggregate basis) in 2011 was 22% base pay, 24% annual non-equity incentive compensation and 54% long-term equity compensation, which is allocated between time-based and performance-based restricted stock units. Our actual allocation of total compensation differed somewhat from that of the target due to strong financial performance in 2010, resulting in a higher non-equity incentive component paid in 2011.

When making compensation comparisons between our named executive officers and the market data, we use the Industry Peer Group as the appropriate comparison group. For each of our named executive officers, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his or her counterparts at the Industry Peer Group companies. To evaluate internal pay equity, the Compensation Committee also evaluated the ratio of our CEO’s compensation to the compensation of each of our other named executive officers in comparison to these ratios in the Industry Peer Group.

The Compensation Committee uses tally sheets for our named executive officers in order to bring together, in one place, all of the elements of actual as well as potential future compensation. The tally sheets provide our Compensation Committee with the information necessary to evaluate the total compensation of a named executive officer. The tally sheets present the dollar amount of each component of the named executive officer’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. With regard to performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our cash and equity incentive compensation plans.

Allocation of Pay Between Short-Term and Long-Term Compensation

Our compensation programs are intended to provide incentives to our executive officers to achieve short-term and long-term operating goals as well as strategic objectives. Certain elements of our compensation programs are weighted toward long-term incentives in the form of equity compensation with a three-year vesting requirement and a variable performance-based component. Although these equity compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive will depend upon our relative performance to our Industry Peer Group, as well as the market value of the equity after the end of the vesting and retention period. That value will be largely dependent upon our long-term performance, as well as general market dynamics.

Short-Term Compensation

The annual cash pay elements that our executive officers receive include base pay and an opportunity to earn annual non-equity incentive compensation. We target our executive base pay and annual non-equity incentive compensation opportunities at the median level of our Industry Peer Group companies on a size-adjusted basis.

•	Cash Compensation—Base Pay

Base pay compensates our employees for services provided during the year and is the fixed element of an executive’s annual compensation. The Company’s goal is to target base salaries for our named executive officers at approximately the size-adjusted 50th percentile of the Industry Peer Group companies. Variations may result from the Compensation Committee’s and management’s consideration of such factors as job performance, time in position, prior experience and business conditions. We use the annual survey to review median base pay values for comparable employees to set the base pay midpoint for each salary grade within our compensation program. Each salary grade range sets minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The range is delineated into performance sections such that an individual’s base pay should be at the point in the range corresponding to his or her current level of performance.

A performance rating for each executive officer is established based on an assessment of the executive’s performance of his or her primary responsibilities. In addition to establishing a performance rating, the Compensation Committee may also evaluate market movement of salaries in our Industry Peer Group. A base pay change, or merit increase, for an executive officer, other than the CEO, is both recommended by the CEO and approved by the Compensation Committee. Merit increase guidelines are established annually for all employees by the Compensation Committee, based on annual market surveys. In 2011, our merit increase pool was 3.2%, and the average merit increase for all officers was approximately 3.3% prior to an adjustment for the change in the merit increase date.

•	Cash Compensation—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and in our overall performance in a particular year. In 2011, our annual non-equity incentive target bonus percentages for our named executive officers ranged from 60% to 110% of base pay, the highest percentage being assigned to our CEO. The annual non-equity incentive compensation is weighted primarily toward business performance (70%), which we refer to as the Business Performance Incentive or “BPI” component, and secondarily to individual performance (30%), which we refer to as the Annual Performance Incentive, or “API” component.

The BPI Component:

The Compensation Committee annually establishes BPI targets and reviews the performance measures to be used for our annual non-equity incentive program annually at its February meeting. In 2011, the three equally weighted measures used by the Compensation Committee were based upon the combined results of the Company and included the following components:

•	Net Contribution is measured as net income plus after tax interest expense minus a 10.5% charge for capital, thus encouraging our executives to grow the business while efficiently using capital;

•	EBIT Growth is measured as annual growth in earnings before interest and taxes; and

•	EBIT Percentage of Sales is measured as earnings before interest and taxes generated from each dollar of sales.

All of these measures are adjusted for the cumulative effect of changes in accounting principles, significant acquisitions and divestitures and foreign exchange movements versus the assumptions of those movements at the time the targets were set.

A range of results for these measures are established along a 0.0 to 2.0 multiple continuum. For instance, the Compensation Committee established one value for a targeted EBIT Growth at 1.0. If our actual EBIT Growth results are less than the target, the BPI multiple for that measure will fall between 0.0 and 1.0. If the Company’s EBIT Growth exceeds the target, the BPI multiple would fall between 1.0 and 2.0. The resulting BPI multiple of the three equally-weighted measures is then multiplied by the individual executive officer’s non-equity incentive compensation percentage to determine non-equity incentive compensation payout to that executive.

For 2011, in order to achieve the 2.0 performance in each measure, Net Contribution must have improved by 22% over target, the EBIT Growth must have increased 12.5% above the target and EBIT Percentage of sales must have increased 7.5% above target. All of our named executive officers were given a corporate BPI target, which was based on the consolidated results of the Company on the three measures.

Our actual 2011 performance was below all three of the targets:

Performance Measure	Weighting	% Above (Below) Target	Rating
Net Contribution	1/3	(11%)	0.83
EBIT Growth	1/3	(7%)	0.86
EBIT Percentage of Sales	1/3	(7%)	0.74

Average BPI			0.81

Our performance resulted in below target ratings based on the scale established at the beginning of the year and the Company’s performance relative to the targets established.

The API Component:

A review of the named executive officers’ individual performance is conducted to determine the API component of the non-equity incentive compensation. Each executive officer’s performance against objectives, established in the beginning of the year, is evaluated annually by the Compensation Committee with input from the CEO. The API objectives for the CEO are set by the Compensation Committee without the CEO being present in the Compensation Committee session. These performance objectives vary depending on the roles and responsibilities of the particular executive and may, in part, be subjective. These individual objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technological innovations and improving market positions through profitable growth and new product introductions.

The API rating is based on the achievement by a named executive officer of both quantifiable performance objectives as well as other, more subjective objectives. If a named executive officer failed to achieve all of his objectives, the API multiple would likely be 0.00. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.0 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be unusual due to our efforts to establish stretch objectives that may be extremely difficult to achieve. For 2011, our named executive officers received API ratings ranging from 1.0 to 1.25 for the year, with an average rating of 1.09. For 2010, the same group of named executive officers received API ratings ranging from 1.25 to 1.70 for the year, with an average rating of 1.35.

Assuming a named executive officer has a base pay of $500,000, a 65% target bonus, a BPI rating of 0.81 and an API rating of 1.0, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

BPI: $500,000 x 0.70 (BPI weighting) x 0.65 (target bonus) x 0.81 (corporate BPI achievement)	$184,275
API: $500,000 x 0.30 (API weighting) x 0.65 (target bonus) x 1.0 (individual API rating)	97,500

Total Non-Equity Incentive Compensation	$281,775

The following describes certain 2011 API objectives of our named executive officers that were evaluated to determine, in part, their performance for purposes of calculating their API measure.

Certain API objectives that we consider commercially sensitive and believe will provide proprietary data to our competitors and would cause us competitive harm have been omitted.

Peter D. Kinnear – Former Chairman, Former President and Former Chief Executive Officer

Mr. Kinnear assumed the Chairman’s role on February 28, 2011 and served as Chairman through October 2011. In addition, Mr. Kinnear served as the Company’s President and CEO through February 2011. While CEO for the first two months of 2011, he was primarily responsible for the final transition planning associated with the appointment of his successor. Mr. Kinnear’s thorough planning, transition support and personal commitment to the Company resulted in the successful and seamless transition of Mr. Gremp as the Company’s Chairman, President and CEO.

John T. Gremp – Chairman, President and Chief Executive Officer

Mr. Gremp’s 2011 performance objectives were focused on several functional areas but were concentrated on achieving growth targets, improving operations execution, meeting financial objectives and strengthening the Company’s leadership team. During 2011, Mr. Gremp successfully grew the Company by expanding and strengthening the Company’s relationships with key operators and national oil companies in South America, Africa and the Middle East. Operational execution included improved safety performance, continued leadership and successful implementation and monitoring of the Company’s global quality initiative. Mr. Gremp also established significant operational improvements and capacity expansions that occurred in the Company’s Asia, South America and U.S. locations. With respect to Mr. Gremp’s financial objectives, an aggressive inbound target in 2011 was achieved despite delays in awarding key subsea orders. Moreover, while earnings per share and working capital failed to meet expectations for 2011, the Company was nevertheless able to achieve other financial metrics that included eliminating excessive costs by restructuring foreign debt and repatriating foreign cash. In addition, Mr. Gremp strengthened the Company’s leadership by successfully implementing the Chief Financial Officer succession plan, as well as adding a new Vice President for Energy Infrastructure, who joined the Company in January 2012.

William H. Schumann III – Executive Vice President and Former Chief Financial Officer

Mr. Schumann’s 2011 objectives were focused on strengthening the financial personnel to prepare for Ms. Seaman’s succession as Chief Financial Officer, making improvements to the budgeting process and contributing to the development of business unit strategy and a long-range financial plan. In 2011, Mr. Schumann enhanced the strength of the financial department by hiring three new senior staff members and the new budgeting process was successfully implemented. Through Mr. Schuman’s assistance in preparing the business units’ strategic plans and leadership in developing the Company’s long-range financial plan, the Company’s growth plans were approved and advanced.

Maryann T. Seaman – Senior Vice President and Chief Financial Officer

Ms. Seaman was appointed Senior Vice President and Chief Financial Officer, effective December 1, 2011. Her 2011 objectives primarily reflected her former role as Vice President, Treasurer and Deputy Chief Financial Officer, which included developing and implementing programs that proactively and continuously assess and highlight areas of concern to the appropriate internal organizations and key stakeholders. In addition, Ms. Seaman’s objectives were focused on implementing systems and programs that support the Company’s growth objectives. Ms. Seaman’s major accomplishments in 2011 include a comprehensive overhaul of the Company’s ERM program. She was also instrumental in developing the Company’s long-range financial plan, which serves as the quantitative model behind management’s strategic plans. Ms. Seaman implemented personnel and process changes to enhance performance of the Company’s treasury function worldwide. Ms. Seaman’s accomplishments in 2011 and throughout her career made her transition to Chief Financial Officer successful, seamless and prompt.

Robert L. Potter – Executive Vice President

Mr. Potter’s 2011 objectives were focused on the performance and improvement of the Company’s operations. In 2011, through Mr. Potter’s leadership, the Company improved its safety and environmental performance, completed or was on schedule with several key capacity expansions in Brazil, Asia and the United States, and gained support for expanding investment in shale gas opportunities, which was a key contributor to growth in the Company’s Surface Technologies segment. During 2011, Mr. Potter oversaw the improved performance of the Fluid Control and Subsea Aftermarket Systems businesses.

Tore Halvorsen – Senior Vice President

Mr. Halvorsen’s 2011 objectives continued to focus on improving project execution, quality performance and sustaining growth. Mr. Halvorsen achieved success during the year by executing subsea backlog, improving on-time delivery performance at key locations and introducing strategic product and systems development programs. He directly supported the Company’s quality transformation efforts and growth initiatives in his businesses. Mr. Halvorsen was also focused on implementing planning systems, expanding talent acquisition and development programs and identifying key growth programs in the subsea aftermarket business.

Jeffrey W. Carr – Senior Vice President, General Counsel and Secretary

Mr. Carr’s 2011 objectives were composed of projects representing the major responsibility areas as General Counsel, such as protecting the organization against significant risks and liabilities, serving as the strategic legal advisor to the Board of Directors and executive management and assuring that internal and external legal services were delivered responsibly and cost effectively. Mr. Carr’s specific accomplishments in 2011 included the successful resolution of significant legal claims, protection of the Company’s interest in key acquisitions, customer contracts and vendor agreements and the improved management of the Company’s compliance program.

•	Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives include financial planning and personal tax assistance, personal use of company automobiles, dining club memberships and country club memberships, executive physicals and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business- related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships. We also pay certain travel expenses such as airfare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business travel purpose. If a named executive officer’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that named executive officer is included in the “All Other Compensation” column of the Summary Compensation Table and the nature of those perquisites are described in a footnote to the table. We do not gross up for the taxes due on the value of perquisites deemed to be personal.

Long-Term Compensation

•	Equity Compensation

The long-term component of our executive compensation consists of equity awards, which provide our executive officers the opportunity to benefit if our stock price appreciates over the long term. We use the Meridian survey data noted previously to establish a value for the equity compensation granted to each of our executive officers. To determine the appropriate amount of equity-based compensation awards for our executive officers, we determine the size-adjusted median value of comparable equity compensation awards issued by the Industry Peer Group companies surveyed by Meridian to each named executive officer’s peers within the surveyed companies, along with other evaluations of the executive.

We currently use restricted stock unit awards. For 2011, the Compensation Committee reviewed competitive market pay practices and considered individual performance in determining the economic value of restricted stock unit awards to our named executive officers. The grant size of restricted stock units for each of our named executive officers was set by dividing the economic value set for that officer by the face value of our Common Stock on the date of grant to determine the number of shares delivered to each officer. A 6% discount to reflect the risk of performance was used only for the two-thirds portion of the performance-based awards. The performance risk discount will be eliminated for the 2012 restricted stock unit awards.

Although our incentive compensation program permits the Compensation Committee to approve equity compensation awards to our executive officers in a variety of forms, only stock options and restricted stock unit grants with both time-based and performance-based elements have been awarded since our initial public offering in 2001. We believe the combination of time-based and performance-based incentives provides performance incentives consistent with our stockholders’ interests and serves as an effective retention vehicle for our named executive officers.

Our equity awards normally have vesting periods of three years. The grant date of the annual equity awards is the date of the annual Compensation Committee meeting in February. As long as an executive remains employed with the Company through the age of 62, any unvested equity awards remain outstanding after retirement and vest on the originally scheduled vesting date. Executives will forfeit unvested awards if they retire prior to age 62. Awards vest immediately in the event of death, disability (as defined in our Incentive Compensation and Stock Plan) or a qualifying change in control. Performance-based restricted stock unit awards vest at 100% of target if death, disability or a change in control occurs during the performance period.

By providing our executive officers with compensation in the form of equity awards, we ensure that a significant portion of total compensation remains at risk and is tied to the creation of stockholder value.

Since the end of 2001 through December 31, 2011, our share price compounded annual growth rate has averaged 29.6%. The market value of vested and unvested restricted stock unit awards shown in the Outstanding Equity Awards at Fiscal Year-End Table and the realized value of exercised options and restricted stock unit awards shown in the Option Exercises and Stock Vested Table demonstrate both the potential and realized value of equity awards we have issued to our named executive officers and the alignment of our executive officers’ personal financial interests with those of our stockholders.

•	Time-Based Restricted Stock Unit Awards

We issue grants of time-based restricted stock units to our executive officers and other key employees under our Incentive Compensation and Stock Plan. All restricted stock units awards granted to our executive officers require an additional three years of service by the executive before the restricted stock units vest and the executive receives ownership and voting rights. We utilize vesting periods as a retention incentive.

•	Performance-Based Restricted Stock Unit Awards

In 2011, based on the comparison to our Industry Peer Group allocation of performance-based compensation, the Compensation Committee determined that two-thirds of the economic value of the restricted stock units awarded to our officers and three other senior managers be based on meeting certain performance criteria. Our performance-based equity compensation links the award of restricted stock units to the achievement of performance targets relative to the performance of our peers. The linking of our executive’s performance-based awards to the Company’s achievement of performance targets relative to the performance of the Industry Peer Group companies puts a meaningful portion of our named executive’s targeted equity award at risk. The percentage of the total performance-based restricted stock unit award an executive officer will ultimately receive will be determined at the end of the one-year measurement period and will be dependent upon our performance relative to the Industry Peer Group with respect to the following three measures for that period:

•	EBITDA Growth is measured as annual growth in earnings before interest and taxes, excluding depreciation and amortization;

•

Return on Investment (“ROI”) is both a measure of profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively the firm uses its capital to generate profit; and

•	Total Stockholder Return (“TSR”) is measured as the total returns that an investor receives based on the volume-weighted average price and the reinvestment of dividends issued.

The performance results of these three measures for the Industry Peer Group are publicly available and provide us with externally available references against which our performance is measured.

The amount of the performance-based restricted stock unit award earned by our executive officers can vary between 0 and 200% of the performance-based award amount granted. This is determined by our full-year performance of the three defined measures relative to the performance of the Industry Peer Group.

Each of the three performance measures are weighted equally in the compilation of the award. EBITDA Growth and ROI are measures for performance-based awards and TSR is a measure for market-based performance awards. A determination of below average, average or above-average performance is made based on actual full-year results. The following table illustrates the percentage of the target award that could be earned for each of the three measures for 2011 based on our performance relative to that of our Industry Peer Group.

Performance Measure	Weighting	Below Average (0% of Target Grant)	Average (100% of Target Grant)	Above Average (200% of Target Grant)
EBITDA Growth	1/3	0%	33%	67%
Return on Investment (ROI)	1/3	0%	33%	67%
Total Stockholder Return (TSR)	1/3	0%	33%	67%

For below-average performance against any of the three performance measures, an executive officer receives 0% of the one-third portion of the grant tied to such performance measures; for average performance, 100% of one-third of the grant; and for above-average performance, an executive would receive 200% of one-third of the grant. For awards made in 2011 and prior years, the one exception to this was our Compensation Committee’s decision to have a zero payout for TSR if this measure was not positive regardless of the Company’s performance relative to our Industry Peer Group. Beginning in 2012, the payout for the TSR metric will continue to be determined based on the Company’s performance relative to the Industry Peer Group, but it will be possible to have a payout regardless of whether TSR for the year is positive or negative. Specifically, if the Company’s TSR for the year is not positive, then the payout for the TSR metric cannot exceed the target as established by the Compensation Committee, regardless of the Company’s performance relative to our Industry Peer Group.

We define our performance for each of the three performance measures as follows:

Above Average – Our performance exceeds the performance of the midpoint between the third and fourth ranked Industry Peer Group companies;

Average – Our performance is between the midpoint of the third and fourth ranked Industry Peer Group companies and the midpoint between the sixth and seventh ranked Industry Peer Group companies; and

Below Average – Our performance is below the midpoint between the sixth and seventh ranked Industry Peer Group companies.

In 2011, we ranked above average for ROI and TSR measures. We ranked average for EBITDA Growth. As a result of our strong financial performance relative to our Industry Peer Group for 2011, our named executive officers will receive 167% of the target performance-based portion of the restricted stock unit grants awarded on February 24, 2011 and these awards will vest on January 2, 2014. The final performance-based restricted stock unit award each named executive officer received for 2011 are included in the “Number of Shares or Units of Stock that have Not Vested” and “Market Value of Shares or Units of Stock that have Not Vested” columns of the Outstanding Equity Awards at Fiscal Year-End Table.

The vesting period for performance-based restricted stock unit awards is the same as the vesting period for time-based restricted stock unit awards, which is three years from the grant date, meaning that although the performance period considered is one year, the awards do not vest for three years from the date of grant. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

The three performance measures, EBITDA Growth, ROI and TSR, against which this compensation element is measured, are intended to meet the requirements of Section 162(m) of the U.S. Internal Revenue Code, as amended (the “IRC”), to allow the Company to treat these restricted stock unit grants as qualified “performance-based” compensation, thereby allowing requisite deductibility for federal income tax purposes.

“Clawback” Provision

Pursuant to our Incentive Compensation and Stock Plan, our Compensation Committee has the discretion to “clawback” and cancel previously earned performance-based compensation. Approximately two-thirds of the restricted stock units based on achieving performance goals and 70% of the annual non-equity incentive awards have been designed to qualify as “performance-based” compensation. In the event our financial statements are restated as a result of errors, omissions or fraud, our Compensation Committee may, in good faith and to the extent an award exceeds what would otherwise have been awarded based on the restated financial results: (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Exchange Act (“Section 16 Officers”); and (b) if such restatement occurs after the exercise or payment of an award, require the Section 16 Officers to repay to the Company any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment. The Compensation Committee expects to approve any necessary revisions to our Incentive Compensation and Stock Plan to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the SEC approves final rules implementing the requirement.

Stock Ownership and Retention Requirements

The Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under these guidelines, an executive officer is required to retain ownership of shares in an amount equal in value to a multiple of the individual’s midpoint of salary grade and target annual non-equity incentive bonus. Qualifying awards include directly-held stock, restricted stock unit awards not subject to performance, shares held in the U.S. Qualified Savings Plan (as defined below in “Savings Plans”), shares held in the U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”), and 50% of the shares underlying options. Effective July 28, 2011, the Compensation Committee modified stock ownership and retention requirement practices based on Industry Peer Group practices. Under the new program, ownership requirements are determined by a multiple of base pay only. Further, shares underlying options will not be considered as qualifying awards.

Upon becoming a Section 16 officer, an executive has five years to satisfy a new or increased retention multiple, pro-rated 20% each year. The multiple for each of the named executive officers is provided in the following table. Each named executive officer satisfied the ownership guidelines applicable to him or her in 2011.

Named Executive Officer	Multiple of Base Pay (Revised 2011)
Peter D. Kinnear	N/A
John T. Gremp	6.0
William H. Schumann, III	5.0
Maryann T. Seaman	4.0
Robert L. Potter	5.0
Tore Halvorsen	4.0
Jeffrey W. Carr	4.0

Additional stock retention guidelines adopted by our Compensation Committee require our executive officers to retain, for a period of at least one year after the vesting date, the equivalent of at least one-half of the net after-tax number of shares deposited in their account for restricted stock unit and stock option awards. The purpose of this additional policy is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards. We believe that the combination of the stock ownership guidelines and the stock retention rules focus our executives on our long-term value by aligning their interests with the long-term interest of other stockholders.

Compliance with these guidelines is evaluated and monitored regularly by the Company, and the Board reviews compliance on at least an annual basis. All executive officers met their ownership requirements under the prior and revised ownership guidelines in 2011.

Insider Trading and Speculation in Company Stock

The Company has established policies that prohibit our officers, directors and certain employees from engaging in most transactions involving FMC Technologies securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of ownership of management and stockholders, our ownership guidelines also prohibit all officers and their immediate families from directly or indirectly speculating in Company stock, including derivative transactions, hedging activities, short selling, the sale or purchase of options in Company stock and borrowing against Company stock.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the IRC generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Approximately two-thirds of the restricted stock units based on achieving performance goals and 70% of the annual non-equity incentive awards have been designed to qualify as “performance-based” compensation, thereby allowing the requisite deductibility for federal income tax purposes. The Compensation Committee does not believe any lost tax deduction from the components of its restricted stock unit and annual non-equity incentive awards that do not qualify as “performance-based” compensation has been material.

Defined Benefit Pension Plans

All of our named executive officers have significant accrued pension benefits under the pension plans as a result of their long tenure. We believe that these pension benefits are an important reason for the long-term retention of our management team. Our executive officers as well as all other employees have been credited under our Pension Plan for their years of service with FMC Corporation, our former parent company, prior to our spin-off as a separate company in 2001.

•	U.S. Defined Benefit Plan

A longer term element of compensation for our executive officers is our retirement programs. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is an effective retention vehicle and that it has been a significant factor in the long tenure of our executive management team and, consequently, the depth of our management team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for all of our U.S.-non-bargaining unit employees. The U.S. Pension Plan is designed to provide retirement income to all of our current employees who meet the minimum service requirement of five years or who retire on or after age 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or restricted stock unit awards), matching contributions to our U.S. Qualified Savings Plan (as defined below in “Savings Plans”) and/or deferrals or company contributions to our U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”) or perquisites.

The U.S. Pension Plan is qualified under the IRC. The U.S. Internal Revenue Service (the “IRS”) limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the benefits based on earnings above the IRS limits as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan which are not permitted under the U.S. Pension Plan. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the U.S. Non-Qualified Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by the IRC.

Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009.

•	Norwegian Pension Program

Mr. Halvorsen is our only named executive officer who is not U.S.-based and he is covered under the Norwegian Pension Program (the “Norwegian Program”). The Norwegian Program is designed to provide employees based in Norway with targeted total pension payment of 65% of their final salary based on 30 years of service. For service less than 30 years, the payment is reduced proportionately. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was NOK 79,216 ($14,243), effective May 1, 2011 through the end of 2011. The amount in U.S. dollars is based on an average currency exchange rate at month-end over the full year.

In addition, a supplementary pension program was established in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount, which is not covered under the Norwegian Program. This supplemental plan provides a pension payment of 49% of final salary exceeding 12 times the National Insurance Base Amount for 30 years of service beginning on or after January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately.

Savings Plans

•	U.S. Savings Plan

All of our U.S.-based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can contribute up to 75% of base pay and eligible incentives. For non-bargaining unit employees, we match 100% up to the first 5% of each employee’s contributions. Participants are 100% vested in their contributions and the employer matching contributions. For annual compensation that exceeds the maximum compensation limit required by the IRC for the Company’s U.S. Qualified Savings Plan, the Company contributes 5% of such excess to that employee’s non-qualified savings plan account discussed below.

In addition, effective January 1, 2010, a 4% non-elective contribution will be made for all eligible non-union employees hired or rehired on or after January 1, 2010, and current non-union participants with less than five years of vesting service as of December 31, 2009. Eligible participants will become vested in their non-elective contributions upon three years of service.

Our U.S.-based executives are eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the U.S. Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 90% of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. The Company contributes 5% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are 100% vested in their contributions and the employer matching contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company. For those eligible participants in the U.S. Non-Qualified Savings Plan eligible to receive the non-elective contribution, the Company will contribute an additional 4% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. In addition, for these eligible participants, the Company will contribute 4% of the annual compensation that exceeds the maximum compensation limit required by the IRC for the Company’s U.S. Qualified Savings Plan to the U.S. Non-Qualified Savings Plan.

•	International Savings Plan

Mr. Halvorsen is eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above and who are not subject to U.S. taxes, and not citizens of the United States, Canada or the Cayman Islands. Exceptions to the salary grade for eligibility can be made by the Company. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from the Company.

Change in Control Agreements

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change in control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe a change in control agreement is necessary to remain competitive in the market for skilled and experienced executive talent. See “Potential Payments Upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under the change in control agreements are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Meridian.

All change in control agreements entered into with our executive officers contain what is commonly referred to as “double triggers.” Under these agreements, the severance benefits are only payable if, in addition to the qualifying change in control, the executive officer’s position is terminated, his or her responsibilities are materially changed, his or her salary and/or benefits are materially reduced and/or his or her location is significantly changed.

Effective March 2011, these agreements were revised to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

General Executive Severance Benefits

Under our executive severance plan, executive officers who lose their job through no fault of their own are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for the same severance period at the employee premium rate, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants.

In order to preserve the deductibility of performance-based incentive payments under Section 162(m) of the IRC, in the event of a termination without cause, termination for good reason or voluntary retirement, any performance-based incentive payments are subject to the Company’s actual attainment of performance goals. The terms of our executive severance plan are based on the results of a survey of publicly-traded companies conducted by Meridian. Change in control agreements and severance benefits are exclusive of one another, and in no circumstances would any named executive officer receive benefits under both a change in control agreement and the executive severance plan.

Compensation Committee Report

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of FMC Technologies’ executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting.

The Compensation Committee

Philip J. Burguieres, Chairman
Mike R. Bowlin
Thorleif Enger
Thomas M. Hamilton
Richard A. Pattarozzi
James M. Ringler

Relationship with Independent Compensation Consultant

For 2011, the Compensation Committee retained Meridian as its principal compensation consultant. Meridian provides solely executive compensation advisory services to the Compensation Committee and provides no other services to the Compensation Committee or the Company. Meridian provided no non-executive compensation advisory services to the Compensation Committee for 2011.

Summary Compensation Table for the Year Ended December 31, 2011

The following table summarizes the compensation earned by each of our named executive officers from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2011. Mr. Gremp was elected CEO in March 2011 and Chairman of the Board in November 2011. Ms. Seaman was elected Chief Financial Officer in December 2011, and prior to December 2011, Ms. Seaman was the Company’s Vice President, Treasurer and Deputy Chief Financial Officer.

Name and Principal Position in 2011	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)(1)(2)
Peter D. Kinnear	2011	$612,500	$1,499,931	$377,029	$2,286,414	$155,774	$4,931,648
Former Chairman, Former President and Former Chief Executive Officer	2010	920,833	3,925,488	2,338,825	3,622,490	178,928	10,986,564
	2009	900,000	4,071,818	1,332,900	431,366	150,346	6,886,430

John T. Gremp	2011	$783,333	$3,644,019	$752,773	$2,434,491	$165,176	$7,779,792
Chairman, President and Chief Executive Officer	2010	560,850	1,196,788	947,255	1,789,817	102,024	4,596,734
	2009	498,488	1,051,361	516,783	860,235	45,446	2,972,313
William H. Schumann, III	2011	$619,962	$1,665,814	$361,469	$1,684,776	$165,008	$4,497,029
Executive Vice President and Former Chief Financial Officer	2010	605,352	1,340,328	855,423	1,132,381	222,829	4,156,313
	2009	589,384	1,378,153	523,726	(72,130)	186,252	2,605,385
Maryann T. Seaman	2011	$378,267	$780,842	$205,452	$532,259	$57,291	$1,954,111
Senior Vice President and Chief Financial Officer

Robert L. Potter	2011	$510,000	$1,353,424	$343,103	$1,528,820	$90,074	$3,825,421
Executive Vice President	2010	488,000	909,574	730,355	1,304,252	85,511	3,517,692
	2009	436,810	827,925	420,495	265,032	41,815	1,992,077
Tore Halvorsen	2011	$534,456	$1,197,273	$335,585	$118,764	$29,521	$2,215,599
Senior Vice President(4)	2010	478,788	1,477,880	681,243	132,168	11,263	2,781,342
	2009	451,100	966,800	429,853	126,644	53,478	2,027,875
Jeffrey W. Carr	2011	$415,945	$728,733	$216,375	$554,259	$65,872	$1,981,184
Senior Vice President, General Counsel and Secretary

(1)	Amounts disclosed in the “Stock Awards” column represent the sum of the aggregate grant date fair value of time-based restricted stock units and performance-based restricted stock units subject to performance conditions and subject to market conditions. Determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. With respect to time-based restricted stock units and performance-based restricted stock units subject to performance conditions, the aggregate grant date fair value of such awards was based on the Company’s share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock units subject to market conditions, the aggregate grant date fair value was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 27, 2012.

The maximum award value of performance-based restricted stock units subject to both performance conditions and market-based conditions is shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the performance-based restricted stock units. The performance-based restricted stock units achieved the maximum award value in 2009 and award values of 167% for 2010 and 2011 based upon our stated performance measures.

Name	Year	Maximum Award Value
Peter D. Kinnear	2011	$0
	2010	5,117,700
	2009	5,543,661
John T. Gremp	2011	$4,954,772
	2010	1,560,272
	2009	1,431,372
William H. Schumann, III	2011	$2,264,966
	2010	1,747,420
	2009	1,876,299
Maryann T. Seaman	2011	$1,061,736
Robert L. Potter	2011	$1,840,308
	2010	1,185,824
	2009	1,127,183
Tore Halvorsen	2011	$1,627,888
	2010	1,154,530
	2009	1,316,243
Jeffrey W. Carr	2011	$990,812

(2)	The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column reflect the actuarial increase in the present value of the named executive officer’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. Pension programs and age 67 for the Norwegian pension programs) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2012. All non-qualified deferred compensation earnings are market-based investments, and therefore, are not included in this column.
(3)	The amounts reflected in the All Other Compensation column for the fiscal year ended December 31, 2011 for Mr. Kinnear include a Company-paid life insurance premium of $2,341, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $114,201 and payments for personal use of club membership, financial planning and personal tax assistance, an executive physical and personal use of automobiles.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Mr. Gremp include a Company-paid life insurance premium of $1,714, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $54,476, payments for personal use of club membership of $78,779 and payments for financial planning and personal tax assistance, an executive physical and personal use of automobiles.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Mr. Schumann include a Company-paid life insurance premium of $1,473, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $57,320, apartment residence in Houston and commuting expenses of $85,319, payments for financial planning and personal tax assistance and payments of reimbursed costs for spouse travel to the October 2011 Board of Directors meeting in Houston, Texas.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Ms. Seaman include a Company-paid life insurance premium of $778, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $25,032 and payments for personal use of club membership, financial planning and personal tax assistance and an executive physical.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Mr. Potter include a Company-paid life insurance premium of $1,229, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $45,436 and payments for personal use of club membership, financial planning and personal tax assistance, an executive physical and personal use of automobiles.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Mr. Halvorsen include a Company-paid life insurance premium of $803, contributions to the International Savings Plan of $26,405 and payments of reimbursed costs for spouse travel to the October 2011 Board of Directors meeting in Houston, Texas.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2011 for Mr. Carr include a Company-paid life insurance premium of $933, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $33,377 and payments for personal use of club membership and financial planning and personal tax assistance.

(4)	The amounts reported as salary, non-equity incentive compensation and all other compensation for Mr. Halvorsen were paid in Norwegian Kroner. These amounts were converted to U.S. dollars in the Summary Compensation Table. The conversion rate was derived from an average of the Norwegian Kroner to U.S. dollar exchange rates on the last day of each month during 2011. The monthly salary amount paid to Mr. Halvorsen for each month in 2011 was equal for each such month.

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2011 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter D. Kinnear	2011	$0	$169,583	$339,166					0	$0
	2/24/2011 TB							33,518			$1,499,931
	2/24/2011 PB				0	–	–				0
	2/24/2011 PB-m				0	–	–				0
John T. Gremp	2011	$0	$798,542	$1,597,084					0	$0
	2/24/2011 TB							26,070			$1,166,633
	2/24/2011 PB				0	36,980	73,960				1,654,855
	2/24/2011 PB-m				0	18,488	36,976				822,531
William H. Schumann, III	2011	$0	$402,975	$805,950					0	$0
	2/24/2011 TB							11,918			$533,331
	2/24/2011 PB				0	16,904	33,808				756,454
	2/24/2011 PB-m				0	8,452	16,904				376,029
Maryann T. Seaman	2011	$0	$229,043	$458,086					0	$0
	2/24/2011 TB							5,586			$249,974
	2/24/2011 PB				0	7,924	15,848				354,599
	2/24/2011 PB-m				0	3,962	7,924				176,269
Robert L. Potter	2011	$0	$382,500	$765,000					0	$0
	2/24/2011 TB							9,682			$433,270
	2/24/2011 PB				0	13,736	27,472				614,686
	2/24/2011 PB-m				0	6,866	13,732				305,468
Tore Halvorsen	2011	$0	$374,119	$748,238					0	$0
	2/24/2011 TB							8,566			$383,329
	2/24/2011 PB				0	12,148	24,296				543,623
	2/24/2011 PB-m				0	6,076	12,152				270,321
Jeffrey W. Carr	2011	$0	$249,567	$499,134					0	$0
	2/24/2011 TB							5,214			$233,327
	2/24/2011 PB				0	7,396	14,792				330,971
	2/24/2011 PB-m				0	3,696	7,392				164,435

(1)	The amounts disclosed in “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of time-based restricted stock units, performance-based restricted stock units subject to performance conditions and subject to market conditions. The determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. The time-based awards are represented in the first amount in the Stock Awards (TB), the performance-based stock subject to performance conditions are reflected in the second amount of the Stock Awards in the same column (PB) and the performance-based restricted stock units subject to market conditions is shown in the third line of Stock Awards (PB-m). With respect to time-based restricted stock units and performance-based stock subject to performance conditions, the grant date fair value of such awards was based on the Company’s share price on the grant date of the awards. For performance-based restricted stock units subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based restricted stock units subject to market conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 27, 2012.

We did not make any grants of stock options or stock appreciation rights in 2011 under the Incentive Compensation and Stock Plan for services rendered during 2011 to any of the named executive officers. For a description of the material terms of the restricted stock unit awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in “Compensation Discussion and Analysis.” We do not currently pay dividends on restricted stock unit awards or shares obtainable upon exercise of outstanding options. Dividends would be payable on equity compensation awards that we issued only if and when dividends are declared and paid on our Common Stock.

Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
Peter D. Kinnear	–	–	–	–	–	763,880	$39,897,452	–	–
John T. Gremp	–	–	–	–	–	317,328	16,574,041	–	–
William H. Schumann, III	–	–	–	–	–	302,032	15,775,131	–	–
Maryann T. Seaman	–	–	–	–	–	106,360	5,555,182	–	–
Robert L. Potter	–	–	–	–	–	198,742	10,380,294	–	–
Tore Halvorsen	62,084	–	–	$4.6035	2/20/2013	229,760	12,000,364	–	–
Jeffrey W. Carr	–	–	–	–	–	137,982	7,206,799	–	–

(1)	The market value of shares that have not vested is calculated using the closing price of $52.23 of our Common Stock on December 31, 2011.

(2)	The outstanding restricted stock unit awards presented above include awards in the amounts and with the vesting dates in the table below. Note that the individual grant awards have been rounded to the nearest full shares and do not reflect any partial shares. (TB–time based; PB–performance based; PB-m–performance, market based).

Executive Officer	Restricted Stock Unit Grant Date	Restricted Stock Unit Grant Amount	Restricted Stock Unit Vesting Date

Peter D. Kinnear	2/26/2009 TB	97,268	1/3/2012
	2/26/2009 PB	275,940	1/3/2012
	2/26/2009 PB-m	137,972	1/3/2012
	2/25/2010 TB	48,138	1/2/2013
	2/25/2010 PB	102,764	1/2/2013
	2/25/2010 PB-m	68,280	1/2/2013
	2/24/2011 TB	33,518	1/2/2014
	2/24/2011 PB	–	1/2/2014
	2/24/2011 PB-m	–	1/2/2014
John T. Gremp	2/26/2009 TB	25,116	1/3/2012
	2/26/2009 PB	71,248	1/3/2012
	2/26/2009 PB-m	35,624	1/3/2012
	2/25/2010 TB	14,676	1/2/2013
	2/25/2010 PB	31,332	1/2/2013
	2/25/2010 PB-m	20,816	1/2/2013
	2/24/2011 TB	26,070	1/2/2014
	2/24/2011 PB	55,470	1/2/2014
	2/24/2011 PB-m	36,976	1/2/2014
William H. Schumann, III	2/26/2009 TB	32,922	1/3/2012
	2/26/2009 PB	93,396	1/3/2012
	2/26/2009 PB-m	46,696	1/3/2012
	2/25/2010 TB	16,436	1/2/2013
	2/25/2010 PB	35,088	1/2/2013
	2/25/2010 PB-m	23,316	1/2/2013
	2/24/2011 TB	11,918	1/2/2014
	2/24/2011 PB	25,356	1/2/2014
	2/24/2011 PB-m	16,904	1/2/2014
Maryann T. Seaman	2/26/2009 TB	9,302	1/3/2012
	2/26/2009 PB	26,392	1/3/2012
	2/26/2009 PB-m	13,196	1/3/2012
	2/25/2010 TB	7,044	1/2/2013
	2/25/2010 PB	15,039	1/2/2013
	2/25/2010 PB-m	9,992	1/2/2013
	2/24/2011 TB	5,586	1/2/2014
	2/24/2011 PB	11,886	1/2/2014
	2/24/2011 PB-m	7,924	1/2/2014
Robert L. Potter	2/26/2009 TB	19,778	1/3/2012
	2/26/2009 PB	56,108	1/3/2012
	2/26/2009 PB-m	28,052	1/3/2012
	2/25/2010 TB	11,154	1/2/2013
	2/25/2010 PB	23,812	1/2/2013
	2/25/2010 PB-m	15,820	1/2/2013
	2/24/2011 TB	9,682	1/2/2014
	2/24/2011 PB	20,604	1/2/2014
	2/24/2011 PB-m	13,732	1/2/2014
Tore Halvorsen	2/26/2009 TB	23,096	1/3/2012
	2/26/2009 PB	65,516	1/3/2012
	2/26/2009 PB-m	32,760	1/3/2012
	1/1/2010 TB	20,000	1/1/2014
	2/25/2010 TB	10,860	1/2/2013
	2/25/2010 PB	23,184	1/2/2013
	2/25/2010 PB-m	15,404	1/2/2013
	2/24/2011 TB	8,566	1/2/2014
	2/24/2011 PB	18,222	1/2/2014
	2/24/2011 PB-m	12,152	1/2/2014
Jeffrey W. Carr	2/26/2009 TB	15,388	1/3/2012
	2/26/2009 PB	43,656	1/3/2012
	2/26/2009 PB-m	21,828	1/3/2012
	2/25/2010 TB	7,338	1/2/2013
	2/25/2010 PB	15,664	1/2/2013
	2/25/2010 PB-m	10,408	1/2/2013
	2/24/2011 TB	5,214	1/2/2014
	2/24/2011 PB	11,094	1/2/2014
	2/24/2011 PB-m	7,392	1/2/2014

Option Exercises and Stock Vested Table

Shown below is information for each of the named executive officers with respect to options to purchase Common Stock exercised in 2011 and restricted stock unit awards vested in 2011.

OPTION AWARDS			STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter D. Kinnear	–	–	179,623	$12,005,455
John T. Gremp	52,228	$1,851,368	41,149	2,698,839
William H. Schumann, III	–	–	48,783	3,387,425
Maryann T. Seaman	–	–	20,906	1,297,296
Robert L. Potter	–	–	33,169	2,146,376
Tore Halvorsen	–	–	28,272	2,383,133
Jeffrey W. Carr	–	–	26,462	1,682,130

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the named executive officers under the pension plans include years of service with our predecessor. The U.S. Pension Plan and the Norwegian Pension Program values are the present value of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2011 of the lump sum payable at the first retirement date for unreduced benefits.

Name	Plan Name	Number of Years Credited Service as of 12/31/2011	Present Value of Accumulated Benefit as of 12/31/2011	Payments During Last Fiscal Year
Peter D. Kinnear	U.S. Pension Plan	40.6	$1,604,665	$18,142
	U.S. Non-Qualified Pension Plan		16,639,281	0
John T. Gremp	U.S. Pension Plan	36.4	1,437,918	0
	U.S. Non-Qualified Pension Plan		7,441,361	0
William H. Schumann, III	U.S. Pension Plan	30.5	1,246,377	0
	U.S. Non-Qualified Pension Plan		6,361,618	0
Maryann T. Seaman	U.S. Pension Plan	25.7	601,975	0
	U.S. Non-Qualified Pension Plan		957,052	0
Robert L. Potter	U.S. Pension Plan	38.6	1,575,333	0
	U.S. Non-Qualified Pension Plan		5,548,551	0
Tore Halvorsen	Norwegian Pension Program	31.2	346,449	0
	Norwegian Supplementary Program		279,830	0
Jeffrey W. Carr	U.S. Pension Plan	18.2	554,884	0
	U.S. Non-Qualified Pension Plan		1,521,211	0

Assumptions:

Present value of accumulated benefit as of December 31, 2011 reflects (for all but Mr. Kinnear and Mr. Halvorsen):

•	Sum of present value of U.S. Pension Plan benefit accrued through December 31, 2011, plus present value of U.S. Non-Qualified Pension Plan benefit accrued through December 31, 2011;
•

Present value of U.S. Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2011 FASB ASC Topic 715 disclosure assumptions (4.6%, RP2000CH projected to 2018) and reflecting discounting of present value back to December 31, 2011 using FASB ASC Topic 715 interest only (4.6%);

•

Present value of U.S. Non-Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2011 FASB ASC Topic 715 assumptions (3.70%, 417(e) 2012 for lump sums and 4.6% for five-year certain annuity) and reflecting discounting of present value back to December 31, 2011 using FASB ASC Topic 715 interest only (4.6%); and

•	Unreduced benefits are first available at age 62 under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.

Present value of benefits as of December 31, 2011 reflects (for Mr. Kinnear):

•

Present value of U.S. Pension Plan benefit calculated as of December 31, 2011 using December 31, 2011 FASB ASC Topic 715 disclosure assumptions (4.6%, RP2000CH projected to 2018), plus the value of the U.S. Pension Plan benefit payments accrued by Mr. Kinnear that were paid out during fiscal 2011; and

•	Present value of U.S. Non-Qualified Pension Plan benefit equal to the lump sum distribution to be paid to Mr. Kinnear on May 1, 2012.

Present value of benefits as of December 31, 2011 reflects (for Mr. Halvorsen):

•	Present value of Norwegian Pension Program and Norwegian Supplementary Program benefits accrued through December 31, 2011;
•

Present value of benefits calculated as amount payable at first unreduced age using December 31, 2011 FASB ASC Topic 715 disclosure assumptions (4.1% discount rate, K2005 mortality, 0.50% pension increase rate); and

•	Unreduced benefits are first available at age 67 under the Norwegian Pension Program and the Norwegian Supplementary Program.

U.S. Pension Plan

•	Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

(i)	1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

(ii)	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

•	Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the named executive officers (excluding Mr. Halvorsen) include the base pay and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as restricted stock unit and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included. The IRS limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the IRC. Since all of the named executive officers’ eligible earnings exceed that limitation, the eligible earnings for each of the named executive officers (except Mr. Halvorsen) under the U.S. Pension Plan is the same amount, $245,000 for 2011.

The Pension Plan limits annual pension benefits to IRS requirements for tax-qualified retirement plans. This amount was $195,000 in 2011.

•	Early Retirement

The U.S. Pension Plan’s “early retirement date” is the participant’s 55th birthday for those who became a participant in our predecessor’s pension plan before January 1, 1984. Participants hired on or after January 1, 1984, are eligible for early retirement on or after age 55 with ten years of service. All named executive officers were participants in the predecessor’s pension plan before January 1, 1984. All of the named executive officers in the U.S. Pension Plan who are age 55 or older are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by  1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by  1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

•	Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75% and 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity, 11.4% from the normal retirement benefit for the 75% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

We have also established a U.S. Non-Qualified Pension Plan that provides employees with a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the IRS maximum annual pension benefit limit, (2) earnings that exceed the IRS limitations on earnings eligible for the tax-qualified U.S. Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for October of the year prior to termination and 6%. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the IRC will be paid no sooner than six months after separation from service. All of the named executive officers are key employees. The distribution election may not be changed within 12 months of termination or retirement.

Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65% of final salary based on 30 years of service. Service is reduced proportionately when less than 30 years. This pension payment is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is NOK 79,216 ($14,243), effective May 1, 2011 through the end of 2011. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. Normal retirement age for Norwegian employees is age 67. Pension payments are payable at normal retirement, disability or pre-retirement death in the form of an individual life annuity.

Norwegian Supplementary Program

In addition, our pension plan in Norway, effective January 1, 2007, provides benefits above the salary limit. This supplemental plan provides a pension payment of 49% of final salary in excess of 12 times the Base Amount based on 30 years of service. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately. Normal retirement age for Norwegian employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our U.S. Non-Qualified Savings Plan, certain of our employees, including our named executive officers (excluding Mr. Halvorsen), may defer up to 90% of base pay and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the U.S. Qualified Savings Plan. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 75% of base pay and annual non-equity incentive compensation. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his contributions to the plan. In addition, the named executive officers who participate in the U.S. Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter D. Kinnear	$142,983	$101,951	$(372,335)	$0	$3,261,603
John T. Gremp	9,473	42,226	77,217	0	1,029,014
William H. Schumann, III	73,769	45,070	(1,490)	0	1,813,894
Maryann T. Seaman	3,783	12,782	59,224	0	400,812
Robert L. Potter	5,100	33,186	34,020	0	1,081,601
Tore Halvorsen	26,405	26,405	190,294	0	1,307,786
Jeffrey W. Carr	92,817	21,127	34,611	0	1,237,858

(1)	All of the executive officers’ contributions reported in the “Executive Contributions in Last Fiscal Year” column are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table.
(2)	All of the contributions made by us for the executive officers reported in the “Registrant Contributions in Last Fiscal Year” column are included in “All Other Compensation” for the executive officers in the Summary Compensation Table.
(3)	The total amount includes a contribution made on March 15, 2011 attributable to the 2010 plan year and excludes a contribution made on March 15, 2012 attributable to the 2011 plan year.
(4)	The portion of the “Aggregate Balance at Last Fiscal Year End” reported in the Summary Compensation Table appearing in our Proxy Statements for fiscal years prior to the year ending December 31, 2011 for the following named executive officers were: Mr. Kinnear, $913,671; Mr. Gremp, $259,231; Mr. Schumann, $717,790; Mr. Potter, $100,026; and Mr. Halvorsen, $134,884.

Potential Payments Upon Termination

The compensation benefits payable to each of the named executive officers in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our named executive officers receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the section “Potential Payments Upon Change in Control.” Termination payments and change in control payments are mutually exclusive and our named executive officers are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of a named executive officer’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement prior to reaching the age of 62. Since none of the named executive officers except Mr. Kinnear was age 62 as of December 31, 2011, the equity awards of all named executive officers except Mr. Kinnear would be forfeited in the event of retirement. Mr. Kinnear retired after reaching the age of 62, and therefore, all of his outstanding equity awards were retained and will vest in accordance with their pre-retirement normal vesting schedule.

The following table shows the value to each of the named executive officers if death or disability had occurred on December 31, 2011.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2011

LONG-TERM INCENTIVE COMPENSATION ($)
Name	Performance- Based Restricted Stock(1)	Stock Options/SARs	Restricted Stock Units Unvested and Accelerated(1)	Total(2)
Peter D. Kinnear	$30,552,252	$0	$9,345,201	$39,897,453
John T. Gremp	11,202,708	0	3,439,972	14,642,680
William H. Schumann, III	11,691,790	0	3,200,445	14,892,235
Maryann T. Seaman	3,995,804	0	1,145,508	5,141,312
Robert L. Potter	7,541,699	0	2,121,269	9,662,968
Tore Halvorsen	8,100,246	0	3,265,524	11,365,770
Jeffrey W. Carr	5,361,305	0	1,459,306	6,820,611

(1)	A portion of the total value of the restricted stock units shown above, resulting from accelerated vesting upon death or disability on December 31, 2011, would have vested without accelerating on January 3, 2012, which is the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 26, 2009. The portion of the value is:

Mr. Kinnear	$26,698,931
Mr. Gremp	6,893,733
Mr. Schumann	9,036,521
Ms. Seaman	2,553,525
Mr. Potter	5,428,682
Mr. Halvorsen	6,339,260
Mr. Carr	4,223,945

(2)	Assumes performance units are paid at target (1.0).

Payments Made in an Involuntary Termination

Named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•

pro-rated payment of annual non-equity incentive plan compensation, subject to the actual attainment of performance goals, as approved, for purposes of Section 162(m) of the IRC, by the Compensation Committee;

•	continuing medical and dental benefits for the executive, their spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for last calendar year of employment; and

•

in the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee, is subject to the attainment of performance goals, if any, approved by the Compensation Committee for the executive’s compensation and is subject to Section 162(m) of the IRC.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2011, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2011

	COMPENSATION		BENEFITS AND PERQUISITES			TOTAL
	Severance Payment	Pro-Rated Target Annual Non-Equity Incentive Compensation(1)	Medical and Dental Benefit(2)	Financial Planning and Tax Preparation Assistance	Outplacement Services
Peter D. Kinnear	$0	$0	$0	$0	$0	$0
John T. Gremp	2,114,063	692,336	15,037	20,948	50,000	2,892,384
William H. Schumann, IIII	1,301,281	349,380	14,817	20,013	50,000	1,735,491
Maryann T. Seaman	1,031,250	198,581	10,669	20,761	50,000	1,311,261
Robert L. Potter	1,137,500	331,628	10,369	20,648	50,000	1,550,145
Tore Halvorsen	1,163,418	324,361	196	20,600	50,000	1,558,575
Jeffrey W. Carr	843,780	216,375	14,817	20,459	50,000	1,145,431

(1)	Assumes a BPI rating of 0.81, as determined by the Board of Directors at its February 2012 meeting, and an API rating of 1.0.
(2)	Assumes no change in the coverage by such named executive officer for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2011, see the Outstanding Equity Awards at Fiscal Year-End Table.

Potential Payments Upon Change in Control

We have entered into change in control agreements with each of our named executive officers. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our named executive officers will be entitled to the following benefits:

•	three times their annual base pay and three times the executive’s annual target non-equity incentive bonus;

•	a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base pay and unused paid time off (“PTO”) pay;

•	elimination of ownership and retention guidelines;

•	awards granted under the Company’s Incentive Compensation and Stock Plan and other incentive arrangements adopted by the Company will be treated pursuant to the terms of the applicable plan;

•	three years of additional age and service credit for purposes of benefit determination in the Non-Qualified Pension Plan or Norwegian Pension Program;

•

health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for eighteen (18) months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect, and the Company will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

•

reimbursement for the costs of all outplacement services obtained by the executive within 18 months of the termination date (limited to the lesser of 15% of the executive’s base pay on termination and $50,000); and

•

reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the change in control agreement, contesting the validity, enforceability or interpretation of the agreement or as a result of any conflict between the parties pertaining to the agreement.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If a named executive officer’s employment is terminated due to a disability subsequent to a change in control, the executive will receive base pay through the effective date of termination and any disability benefits payable to the executive under our short-term and long-term disability programs, but will not be entitled to the severance benefits under the change in control agreement. The named executive officer’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If a named executive officer’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the change in control agreement.

Executive officers are not obligated to seek other employment in mitigation of amounts payable under the change in control agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the change in control agreements.

Executive officers receiving severance benefits under the change in control agreements are not entitled to receive additional severance benefits under our general executive severance plan described under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefit.”

Under our change in control agreements, our named executive officers would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•

A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

•

Persons are not considered to be “persons acting as a group” solely because they either (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons are considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

•

A “change in effective control” of the Company occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control will have occurred only if the named executive officer is employed by the Company upon the date of the change in effective control or the Company is liable for the payment of the benefits hereunder and no other corporation is a majority stockholder of the Company. Further, in the absence of an event described in (i) or (ii) of the preceding paragraph, a change in effective control of the Company will not have occurred.

If any one person, or more than one person acting as a group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in effective control of the Company (or to cause a change in ownership of the Company).

•

A “change in ownership of a substantial portion of the assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A “qualifying termination” includes (a) an involuntary termination of the named executive officer’s employment by us for reasons other than “cause,” disability or death within 24 months of the change in control, (b) a voluntary termination by the named executive officer for “good reason” within 24 months of the change in control or (c) a breach by the Company or any successor of any provision in the change in control agreement.

Under the change in control agreements, a named executive officer will be considered terminated for “cause” for:

•

willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written notification has been provided to the executive officer and the executive officer fails to resume substantial performance of the named executive officer’s duties on a continuous basis within 30 days of receipt of such notice;

•	willfully engaging in conduct which is demonstrably and materially injurious to the Company or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

A named executive officer’s voluntary termination will be considered to be for “good reason” for purposes of the change in control agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•

assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities, and status (including, without limitation, offices, titles and reporting requirements) as our employee, or a reduction or alteration in the nature or status of the executive’s authorities, duties, or responsibilities from the greatest of (i) those in effect on the effective date of the change in control agreement; (ii) those in effect during the fiscal year immediately preceding the year of the change in control; and (iii) those in effect immediately preceding the change in control;

•

requiring the executive officer to be based at a location which is at least 100 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s change in control agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base pay as in effect on the effective date of the change in control agreement or as the same may have been subsequently increased;

•

a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the change in control agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the change in control agreement; or

•

any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the change in control agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the change in control agreements as of December 31, 2011, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid out to the named executive officers in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if a named executive officer is terminated either: (a) by us for “cause,” or (b) by the executive officer (other than for retirement, “good reason” or other circumstances that constitute a “qualifying termination”), the benefit under the executive’s change in control agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base pay, unused PTO and any other amounts the executive is entitled to receive under pension and other benefit plans.

Effective March 2011, these agreements have been changed to calculate severance payable under the agreement based on target, not actual, non-equity incentive. Additionally, the new agreements include stricter terms for a qualifying termination and all tax gross-ups have been eliminated.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2011

	Peter D. Kinnear	John T. Gremp	William H. Schumann, III	Maryann T. Seaman(1)	Robert L. Potter	Tore Halvorsen	Jeffrey W. Carr
Compensation
Base Pay Multiple	$0	$2,475,000	$1,892,772	$751,680	$1,560,000	$1,642,473	$1,265,670
Annual Non-Equity Incentive Compensation	0	2,598,750	1,230,302	650,000	1,170,000	1,149,731	759,402
Pro-Rated Annual Target Non-Equity Incentive Compensation	0	798,542	402,975	229,043	382,500	374,119	249,567
Long-Term Incentive Compensation Performance-Based Restricted Stock Units	30,552,252	11,202,708	11,691,790	3,995,804	7,541,699	8,100,246	5,361,305
Stock Options / SARs Unvested and Accelerated	0	0	0	0	0	0	0
Restricted Stock Units Unvested and Accelerated(2)	9,345,201	3,439,972	3,200,445	1,145,508	2,121,269	3,265,524	1,459,306
Benefits and Perquisites
Service Credit for the U.S. Non-Qualified Pension Plan(3)	0	1,286,148	895,873	76,962	779,373	222,302	677,684
Medical, Dental, Life Insurance and Disability Benefits(4)	0	20,617	19,990	13,969	14,286	1,440	19,179
Outplacement Services	0	50,000	50,000	50,000	50,000	50,000	50,000
IRC 280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$39,897,453	$21,871,737	$19,384,147	$6,912,966	$13,619,127	$14,805,835	$9,842,113

(1)	For 2011, upon a qualifying change in control and a qualifying adverse change in employment circumstances, Maryann T. Seaman, our Chief Financial Officer, would have received all of the benefits mentioned above except that she would have only received two times her annual base pay, two times her annual target non-equity incentive bonus and two years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified Pension Plan. Beginning in 2012, upon a qualifying change in control and a qualifying adverse change in employment circumstances, Ms. Seaman’s benefits will be the same as those for our other named executive officers.
(2)	A portion of the total value of the restricted stock units shown above, resulting from accelerated vesting upon a change in control taking place on December 31, 2011 would have vested without accelerating on January 3, 2012, the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 26, 2009. The portion of the value is:

Mr. Kinnear	$26,698,931
Mr. Gremp	6,893,733
Mr. Schumann	9,036,521
Ms. Seaman	2,553,525
Mr. Potter	5,428,682
Mr. Halvorsen	6,339,260
Mr. Carr	4,223,945
(3)	The amount representing the value of additional years of age and service credit for the U.S. Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2011, reduced by the U.S. Non-Qualified Pension Plan’s early retirement factor using the named executive officer’s age at December 31, 2011, plus the three years (or two years, in the case of Ms. Seaman) of additional credited service granted under the change in control agreement. For Mr. Halvorsen, the amount represents an additional three years of service in the Norwegian Pension Program and the Norwegian Supplementary Program.
(4)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.

Proposal to Ratify the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2012 (Item 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

What services does the independent registered public accounting firm provide?

Audit services of KPMG for fiscal year 2011 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG provided certain other services as described in the response to the next question. In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with KPMG that sets forth the terms by which KPMG performs audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2011 and 2010?

KPMG’s fees for professional services totaled $4.9 million for 2011 and $4.6 million for 2010. KPMG’s fees for professional services included the following:

• Audit Fees—fees for audit services, which relate to the annual integrated audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q were $4.7 million for 2011 and $4.3 million for 2010.

• Audit-Related Fees—fees for audit-related services, which primarily consisted of consultation on financial reporting standards, were $21,000 for 2011 and $73,000 for 2010.

• Tax Fees—fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters, were $172,000 for 2011 and $195,000 for 2010.

• Other Fees—Fees for other services, including fees for services of expatriates and miscellaneous services, were negligible in 2011 and 2010.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between our independent registered public accounting firm and us that may relate to the independent registered public accounting firm’s independence.

The Audit Committee considered the effect of KPMG’s non-audit services in assessing KPMG’s independence and concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The fees for all of the services summarized above not constituting Audit Fees were pre-approved by the Audit Committee in 2011 and 2010.

Will a representative of KPMG LLP be present at the meeting?

Yes, we have been advised that one or more representatives of KPMG will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee will reconsider whether it is appropriate to select another independent registered public accounting firm.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

Advisory Vote to Approve the Company’s Executive Compensation Program (Item 3 on the Proxy Card)

What am I voting on?

Pursuant to Section 14A of the Exchange Act, the Company is asking you to cast a non-binding, advisory vote to approve the Company’s executive compensation program as described below. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC regulations require that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our named executive officers during 2011, we also believe that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program, and we value your opinion. Based on the stockholder advisory vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, the Company’s stockholder advisory vote to approve executive compensation currently takes place annually, and the next such vote will take place at our 2013 Annual Meeting of Stockholders.

Our goal for executive compensation is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success in competitive markets. We seek to accomplish this goal in a way that both rewards performance and at the same time is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders. Due to the 98.9% vote in favor of our executive compensation program at our 2011 Annual Meeting of Stockholders, we believe that our stockholders view our executive compensation program as robust and effective in achieving our objectives. Thus, after considering the outcome of the votes, we decided to continue our current compensation philosophy and programs, while continuously monitoring developments in executive compensation, especially among our peer companies. We have not made any specific changes to our executive compensation program as a result of our stockholder advisory vote last year.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation,” including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this Proxy Statement.

What are some of the Company’s Executive Compensation Program Highlights?

The Compensation Discussion and Analysis, beginning on page 31 of this Proxy Statement, describes in detail the Company’s executive compensation program and decisions made by our Compensation Committee in 2011. Highlights of the program include the following:

•

Total compensation (base salary, non-equity incentive and long-term incentive in the form of equity) is annually compared to pay practices at the Industry Peer Group companies. The results of the annual survey are reviewed by the Compensation Committee. For 2011, total compensation for our named executive officers was generally at or below median levels identified in the survey.

•

The named executives receive regular long-term equity awards in the form of restricted stock units approximately every year and no shares vest prior to the end of a three-year vesting period. The restricted stock units constitute a significant portion of each named executive’s total compensation opportunity. The Company believes these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock value.

•	The Company reviews perquisite policies on an annual basis against the Industry Peer Group, and the Company believes that its perquisites are reasonable relative to the Industry Peer Group.

•

None of the named executive officers has an individual employment agreement and all are expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•

As of February 29, 2012, the named executive officers, as a group, held shares of restricted and unrestricted company stock valued in excess of $84 million, which significantly aligns their interest with our stockholders’ interests.

The Company believes our executive compensation program serves the Company and its stockholders and is instrumental in helping the Company achieve its strong financial performance. In 2011, the Company’s revenue was $5.1 billion. Net income grew to $399.8 million in 2011, an increase of 6.5% over the prior year. The Company’s full year earnings per share were at an all-time high, resulting in the ninth consecutive year of earnings growth. The Company’s total stockholder return over the prior 1-year, 3-year and 5-year periods were 17.5%, 338.2% and 257.0%, respectively.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

While this vote is required by law, it will neither be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION PROGRAM.

Proposal to Amend the Certificate of Incorporation to Provide for the Annual Election of All Directors (Item 4 on the Proxy Card)

What am I voting on?

The Board of Directors recommends that the Company’s stockholders approve the amendment to the Company’s Certificate of Incorporation to phase out the classification of the Board of Directors and to provide instead for the annual election of directors. Our Board of Directors is currently divided into three classes, and members of each class are elected to serve for staggered three-year terms. If the amendment is adopted, directors elected prior to the filing of the amendment with the Secretary of State of the State of Delaware (including directors elected at the Annual Meeting) will complete their three-year terms and, thereafter, such directors or their successors would be elected to one-year terms. Therefore, beginning with the 2015 Annual Meeting of Stockholders, the declassification of the Board would be complete and all directors would be subject to annual election to one-year terms.

In approving the amendment, the Board and the Nominating and Governance Committee considered carefully the advantages of both classified and declassified boards. A classified board of directors provides Board continuity, stability in pursuing the Company’s business strategies and policies, reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage and protection when dealing with coercive takeover tactics and threats by activist investors. However, many investors believe these advantages are outweighed by the inability of stockholders to evaluate and elect all directors on an annual basis. The Board also considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual elections and that many investors now consider the election of directors to be the primary means for stockholders to influence corporate governance policies and to increase a board’s accountability. After carefully weighing these considerations, the Board concluded that the annual election of all directors will both enhance our corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, the Board, upon recommendation of the Nominating and Governance Committee, unanimously determined that it is in the best interests of the Company and our stockholders to eliminate the classified Board structure.

Approval of the amendment will cause Article VI of our Certificate of Incorporation to be amended. A copy of Article VI as it is proposed to be amended is attached to this Proxy Statement as Annex A. If this proposal is approved by our stockholders, the proposed amendment will become effective upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, and the Board will amend our By-Laws as may be necessary to conform to the new Board structure. If the proposed amendment is not approved, the Board will remain classified and the Company’s By-Laws will not be amended.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of at least 80% of the shares of the Company’s outstanding Common Stock entitled to vote generally in the election of directors, voting together as a single class.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely upon a review of the forms filed and information provided by officers and directors to us, we believe that all Section 16(a) reporting requirements were satisfied during 2011, with the exception of one late filing on Form 4 in July 2011 relating to a charitable gift by Mr. Robert L. Potter in November 2010.

Audit Committee Report

Management is responsible for the preparation of our financial statements and our financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this Report by specific reference.

The Audit Committee of the Board of Directors has:

•

Reviewed and discussed with management and KPMG, FMC Technologies’ independent registered public accounting firm, the audited financial statements for the year ended December 31, 2011, and KPMG’s evaluation of the Company’s internal control over financial reporting;

•

Discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•

Received the written disclosures and the letter from KPMG required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The preceding report has been furnished by the following members of the Audit Committee:

Edward J. Mooney, Chairman

C. Maury Devine

Eleazar de Carvalho Filho

Claire S. Farley

Thomas M. Hamilton

Joseph H. Netherland

James M. Ringler

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors, may be found in the Corporate Governance section of our website at (www.fmctechnologies.com) under the heading “Investors > Corporate Governance” and is also available without charge in print to our stockholders upon request. A request should be directed to our principal executive offices at 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2013 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2013 Annual Meeting of Stockholders. To be included in the proxy statement and form of proxy for the 2013 Annual Meeting of Stockholders, stockholder proposals made pursuant to Rule 14a-8 must be received no later than December 4, 2012, at our principal executive offices, 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

To properly bring other business before any of our annual meetings, a stockholder must deliver written notice thereof, setting forth the information specified in our By-Laws, to the Corporate Secretary at our principal executive offices no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In other words, for a stockholder nomination for election to the Board or a proposal of business to be considered at the 2013 Annual Meeting of Stockholders, it should be properly submitted to the Corporate Secretary no earlier than January 3, 2013 and no later than February 1, 2013; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after May 2, 2013, however, a stockholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the latter of (a) the 90th day prior to such annual meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to 1803 Gears Road, Houston, Texas 77067, Attention: Senior Vice President, General Counsel and Secretary.

Stockholders Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the stockholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees.

If you and other stockholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your broker, bank, trust or other holder of record to request information about householding.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. In accordance with the rules of the SEC and the NYSE, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $7,500, plus reimbursement for out-of-pocket fees and expenses.

Annex A – Amendment to Certificate of Incorporation

Article VI of the Amended and Restated Certificate of Incorporation of FMC Technologies, Inc. is proposed to be amended and restated in its entirety, as follows, with deletions indicated by strike-outs and additions indicated by underlining:

ARTICLE VI

Section 1.        Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2.        Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 3.        Commencing with the annual meeting of stockholders to be held in 2013 (the “2013 Annual Meeting”) and at each annual meeting of stockholders thereafter, all director nominees, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting; provided, however, that each director elected to a three-year term prior to the 2013 Annual Meeting shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification, removal from office or other cause. In all cases, each director shall remain in office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, removal from office or other cause. ~~The directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Class I shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2002. Class II shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2003, and Class III shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 2004. Members of each class shall hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In case of any increase or decrease, from time to time, in the number of directors, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, the number of directors in each class shall be apportioned as nearly equal as possible.~~

Section 4.        Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least 80 percent of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.        Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election and until his or her successor is ~~shall be~~ elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, removal from office or other cause; provided, however, that any replacement director chosen to fill a vacancy left by a director who was elected to a three-year term shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification, removal from office or other cause. ~~and, if the Board of Directors at such time is classified, until the next election of the class for which such director shall be been chosen~~ No decrease in the number of directors shall shorten the term of any incumbent director.

A-1

FMC Technologies, Inc.

FMC Technologies, Inc. 1803 Gears Road Houston, Texas 77067	Notice of Annual Meeting of Stockholders May 2, 2012 and Proxy Statement FMC Technologies, Inc.

FMC TECHNOLOGIES, INC. 1803 GEARS ROAD HOUSTON, TX 77067	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M42624-P21645	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FMC TECHNOLOGIES, INC.
The Board of Directors recommends you vote FOR Items 1, 2, 3 and 4:
1. Election of Directors Nominees:
To be elected for terms expiring in 2015:	For	Against	Abstain		For	Against	Abstain
1a. Mike R. Bowlin	☐	☐	☐	2. Ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2012.	☐	☐	☐
1b. Philip J. Burguieres	☐	☐	☐	3. Advisory approval of executive compensation program.	☐	☐	☐
1c. Edward J. Mooney	☐	☐	☐	4. Amend the Amended and Restated Certificate of Incorporation to provide for the annual election of all directors.	☐	☐	☐
1d. James M. Ringler	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend the Annual Meeting.	☐	☐
	Yes	No
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

FMC TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 2, 2012, 11:00 A.M. CENTRAL TIME

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42625-P21645

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Gremp, Maryann T. Seaman and Jeffrey W. Carr, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 2, 2012, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 at 11:00 a.m. Central Time, and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2, FOR Item 3 and FOR Item 4.

FIDELITY MANAGEMENT TRUST COMPANY, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to May 1, 2012, the Trustee WILL VOTE these shares in the same proportion as the number of shares for which the Trustee has received voting instructions.

BANCO POPULAR DE PUERTO RICO, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to May 1, 2012, the Trustee WILL VOTE these shares FOR Item 1, FOR Item 2, FOR Item 3 and FOR Item 4.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2, FOR Item 3 and FOR Item 4.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side